Exhibit 10.1

CREDIT AGREEMENT

among

SELECTIVE INSURANCE GROUP, INC.,
as Borrower,

THE LENDERS NAMED HEREIN

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

$30,000,000 Revolving Credit Facility

Dated as of June 13, 2011

ARTICLE IV		43

REPRESENTATIONS AND WARRANTIES		43

4.1	Corporate Organization and Power	43
4.2	Authorization; Enforceability	43
4.3	No Violation	43
4.4	Governmental and Third-Party Authorization; Permits.	44
4.5	Litigation	44
4.6	Taxes	44
4.7	Subsidiaries	44
4.8	Full Disclosure	45
4.9	Margin Regulations	45
4.10	No Material Adverse Change	45
4.11	Financial Matters	45
4.12	Ownership of Properties	46
4.13	ERISA.	47
4.14	Environmental Matters	47
4.15	Compliance With Laws	48
4.16	Investment Company Act	48
4.17	Insurance	48
4.18	Material Contracts	48
4.19	Reinsurance Agreements	49
4.20	OFAC; Anti-Terrorism Laws	49

ARTICLE V		49

AFFIRMATIVE COVENANTS		49

5.1	Financial Statements	49
5.2	Statutory Financial Statements	50
5.3	Other Business and Financial Information	51
5.4	Existence; Franchises; Maintenance of Properties	53
5.5	Compliance with Laws	53
5.6	Payment of Obligations	53
5.7	Insurance	54
5.8	Maintenance of Books and Records; Inspection	54
5.9	Permitted Acquisitions	54
5.10	Internal Control Event	54
5.11	Further Assurances	54
5.12	OFAC, PATRIOT Act Compliance	55

ARTICLE VI		55

FINANCIAL COVENANTS		55

6.1	Minimum Consolidated Net Worth	55
6.2	Maximum Consolidated Debt to Total Capitalization	55

6.3	Minimum Combined Statutory Surplus	55

ARTICLE VII		55

NEGATIVE COVENANTS		55

7.1	Merger; Consolidation; Dissolution	55
7.2	Indebtedness	56
7.3	Liens	57
7.4	Disposition of Assets	58
7.5	Investments and Acquisitions	59
7.6	Restricted Payments	60
7.7	Transactions with Affiliates	60
7.8	Lines of Business	60
7.9	Certain Amendments	60
7.10	Limitation on Certain Restrictions	61
7.11	Fiscal Year	61
7.12	Accounting Changes	61
7.13	Ratings	61

ARTICLE VIII		61

EVENTS OF DEFAULT		61

8.1	Events of Default	61
8.2	Remedies: Termination of Commitment, Acceleration, etc	63
8.3	Remedies: Set-Off	64

ARTICLE IX		64

THE ADMINISTRATIVE AGENT		64

9.1	Appointment and Authority	64
9.2	Rights as a Lender	65
9.3	Exculpatory Provisions	65
9.4	Reliance by Administrative Agent	66
9.5	Delegation of Duties	66
9.6	Resignation of Administrative Agent	66
9.7	Non-Reliance on Administrative Agent and Other Lenders	67

ARTICLE X		67

MISCELLANEOUS		67

10.1	Expenses; Indemnity; Damage Waiver	67
10.2	Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process	69
10.3	Waiver of Jury Trial	70

10.4	Notices; Effectiveness; Electronic Communication	70
10.5	Amendments, Waivers, etc	71
10.6	Successors and Assigns	72
10.7	No Waiver	75
10.8	Survival	75
10.9	Severability	75
10.10	Construction	75
10.11	Confidentiality	75
10.12	Counterparts; Integration; Effectiveness	76
10.13	No Fiduciary Relationship Established By Credit Documents	77
10.14	Disclosure of Information	77
10.15	USA Patriot Act Notice	77

EXHIBITS

Exhibit A	Form of Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Lender Joinder Agreement

SCHEDULES

Schedule 1.1	Commitments and Notice Addresses
Schedule 4.6	Taxes
Schedule 4.7	Subsidiaries
Schedule 4.14(a)	Environmental Matters
Schedule 4.14(b)	Underground Storage Tanks
Schedule 4.18	Material Contracts
Schedule 7.2	Indebtedness
Schedule 7.3	Liens
Schedule 7.7	Transactions with Affiliates

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of the 13th day of June, 2011 (this “Agreement”), is made between SELECTIVE INSURANCE GROUP, INC., a New Jersey corporation with its principal offices in Branchville, New Jersey (the “Borrower”), the Lenders (as hereinafter defined), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders (the “Administrative Agent”).

RECITALS

A.           The Borrower has requested that the Lenders make available to the Borrower a revolving credit facility in the aggregate principal amount of $30,000,000.  The Borrower will use the proceeds of this facility for working capital and general corporate purposes of the Borrower and its subsidiaries.

B.            The Lenders are willing to make available to the Borrower the credit facility described herein subject to and on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Defined Terms.  For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“Account Designation Letter” shall mean a letter from the Borrower to the Administrative Agent, duly completed and signed by an Authorized Officer and in form and substance reasonably satisfactory to the Administrative Agent, listing any one or more accounts to which the Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.

“Acquisition” shall mean any transaction or series of related transactions, consummated on or after the date hereof, by which the Borrower directly, or indirectly through one or more Subsidiaries, (i) acquires any going business, or all or substantially all of the assets, of any Person (other than a Subsidiary), whether through purchase of assets, merger or otherwise, or (ii) acquires securities or other ownership interests of any Person (other than a Subsidiary) having at least a majority of combined voting power of the then outstanding securities or other ownership interests of such Person.

“Additional Lender” has the meaning given to such term in Section 2.20(a).

“Adjusted Base Rate” means, at any time with respect to any Base Rate Loan, a rate per annum equal to the Base Rate as in effect at such time plus the Applicable Percentage for Base Rate Loans as in effect at such time.

“Adjusted LIBOR Rate” shall mean, at any time with respect to any LIBOR Loan, a rate per annum equal to the LIBOR Rate as in effect at such time plus the Applicable Percentage for LIBOR Loans as in effect at such time.

“Administrative Agent” has the meaning given to such term in the introductory paragraph hereof.

“Administrative Questionnaire”  means an Administrative Questionnaire in the form provided by the Administrative Agent.

“Affiliate” shall mean, as to any Person, each other Person that directly, or indirectly through one or more intermediaries, owns or controls, is controlled by or under common control with, such Person or is a director or officer of such Person.  For purposes of this definition, with respect to any Person “control” shall mean (i) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (ii) the beneficial ownership of securities or other ownership interests of such Person having 10% or more of the combined voting power of the then outstanding securities or other ownership interests of such Person ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors or other governing body of such Person.

“Agreement” shall mean this Credit Agreement, as amended, modified or supplemented from time to time.

“Annual Statement” shall mean, with respect to any Insurance Subsidiary for any fiscal year, the annual financial statements of such Insurance Subsidiary as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

“Applicable Percentage” means, for any day, with respect to (i) the Commitment Fee, (ii) the applicable margin to be added to the LIBOR Rate for purposes of determining the Adjusted LIBOR Rate, and (iii) the applicable margin to be added to the Base Rate for purposes of determining the Adjusted Base Rate, the applicable rate per annum set forth in the Pricing Grid below under the caption “Commitment Fee”, “Applicable LIBOR Margin” and “Applicable Base Rate Margin”, respectively, in each case as determined based on the actual rating of the Borrower’s senior unsecured, non-credit enhanced long-term debt by Standard & Poor’s and Fitch in effect on the date of determination (the “Debt Rating”):

Level	Debt Rating (the lower of S+P/Fitch)	Commitment Fee	Applicable LIBOR Margin	Applicable Base Rate Margin

I	≥ A-	20.0 bps	150.0 bps	50.0 bps
II	≥ BBB+	25.0 bps	175.0 bps	75.0 bps
III	≥ BBB	30.0 bps	200.0 bps	100.0 bps
IV	≥ BBB-	35.0 bps	225.0 bps	125.0 bps
V	≤ BB+	45.0 bps	275.0 bps	175.0 bps

(a) If the Debt Ratings established by Standard & Poor’s and Fitch shall fall within different Levels, the Applicable Margin shall be based on the Debt Rating listed on the lowest Level (Level V being the lowest Level), provided the Debt Ratings are not two or more Levels apart. If the Debt Ratings are two or more Levels apart, the Applicable Margin shall be based on the Debt Rating that is one Level above the lowest of the Levels.

(b) If neither Standard & Poor’s or Fitch publishes a Debt Rating, or during the existence of a Default or an Event of Default, the Applicable Margin shall be Level V.

(c) Any change in the applicable Level shall become effective on and as of the date of any public announcement of any Debt Rating that indicates a different Level.

(d) If only one of Standard & Poor’s or Fitch shall have a Debt Rating in effect, the Applicable Margin shall be determined by reference to the available Debt Rating.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (or an Affiliate of a Person) that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Authorized Officer” shall mean, with respect to any action specified herein, any officer of the Borrower, as the case may be, duly authorized by resolution of the board of directors of the Borrower to take such action on its behalf, and whose signature and incumbency shall have been certified to the Administrative Agent by the corporate secretary or assistant corporate secretary of the Borrower.

“Bankruptcy Code” shall mean 11 U.S.C. §§ 101 et seq., as amended from time to time, and any successor statute.

“Base Rate” shall mean the highest of (i) the per annum interest rate publicly announced from time to time by the Administrative Agent at its headquarters, to be its prime commercial lending rate (which may not necessarily be its best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, (ii) the Federal Funds Rate plus 0.50% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate, and (iii) the LIBOR Rate with an Interest Period duration of one month plus 1.00%, as adjusted to conform to changes as of the opening of business on the date of any such change in such LIBOR Rate.

“Base Rate Loan” shall mean, at any time, any Loan that bears interest at such time at the Adjusted Base Rate.

“Borrower” has the meaning given to such term in the introductory paragraph hereof.

“Borrower Margin Stock” shall mean shares of capital stock of the Borrower that are held by the Borrower or any of its Subsidiaries and that constitute Margin Stock.

“Borrowing” shall mean the incurrence by the Borrower (including as a result of conversions and continuations of outstanding Loans pursuant to Section 2.11) on a single date of a Loan of a single Type and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Date” has the meaning given to such term in Section 2.2(b).

“Business Day” shall mean (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina are required by law to be closed and (ii) in respect of any determination relevant to a LIBOR Loan, any such day that is also a day on which tradings are conducted in the London interbank Eurodollar market.

“Capital Stock” shall mean (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” shall mean (i) securities issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within 360 days from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 180 days from the date of acquisition and having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s or at least P-1 or the equivalent thereof by Moody’s, (iii) time deposits and certificates of deposit maturing within 180 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof that has combined capital and surplus of at least $500,000,000 and that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s or at least A2 or the equivalent thereof by Moody’s, (iv) repurchase obligations with a term not exceeding seven (7)

 days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and (v) money market funds at least 95% of the assets of which are continuously invested in securities of the type described in clause (i) above.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” shall mean the date upon which each of the conditions set forth in Sections 3.1 and 3.2 shall have been satisfied or waived in accordance with the terms of this Agreement.

“Combined Statutory Surplus” shall mean, as of any date of determination, the aggregate (without duplication) of all Statutory Surplus of the Insurance Subsidiaries as of such date.

“Commitment” means, with respect to any Lender at any time, the commitment of such Lender to make Loans in an aggregate principal amount at any time outstanding up to the amount set forth opposite such Lender’s name on Schedule 1.1 under the caption “Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 10.6(c) as such Lender’s “Commitment,” in either case, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Commitment Fee” has the meaning given to such term in Section 2.9(b).

“Commitment Increase” has the meaning given to such term in Section 2.20(a).

“Commitment Increase Date” has the meaning given to such term in Section 2.20(c).

“Commitment Letter” shall mean the letter from the Administrative Agent to the Borrower, dated May 13, 2011, relating to the terms and conditions of this Agreement, as amended, modified or supplemented from time to time.

“Compliance Certificate” shall mean a fully completed and duly executed certificate in substantially the form of Exhibit C, together with a Covenant Compliance Worksheet.

“Consolidated Indebtedness” shall mean, as of the last day of any fiscal quarter, the aggregate (without duplication) of all Indebtedness (whether or not reflected on the Borrower’s or any Subsidiary’s balance sheet) of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP; provided, however, that, for purposes of calculating the financial covenants set forth in Article VI, Consolidated Indebtedness shall exclude (i) reimbursement obligations in respect of any letters of credit issued for the benefit of any Insurance Subsidiary or the Borrower in the ordinary course of its business, but only in each case to the extent such letters of credit (A) are not drawn upon and (B) are collateralized by cash or Cash Equivalents, (ii) surplus notes or intercompany loans issued for the benefit of any Insurance Subsidiary or the Borrower in the ordinary course of its business, and (iii) the obligations of the Borrower or any of its Subsidiaries under any Hybrid Equity Securities to the extent that the total book value of such Hybrid Equity Securities does not exceed 15% of Consolidated Total Capital.  Notwithstanding the foregoing, FHLB Indebtedness shall be included in Consolidated Indebtedness.

“Consolidated Net Income” shall mean, for any period, net income (or loss) for the Borrower and its Subsidiaries for such period and as reflected on the consolidated financial statements of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” shall mean, as of any date of determination, the consolidated shareholders’ equity of the Borrower and its Subsidiaries determined in accordance with GAAP and as reflected on the consolidated financial statements of the Borrower and its Subsidiaries, excluding any Disqualified Capital Stock (except to the extent deducted in determining such consolidated shareholders’ equity).

“Consolidated Total Capital” shall mean, as of any date of determination, the sum of (i) Consolidated Net Worth as of such date, (ii) Consolidated Indebtedness (but excluding any Hybrid Equity Securities) as of such date and (iii) the obligations of the Borrower and its Subsidiaries under any Hybrid Equity Securities as of such date.

“Contingent Obligation” shall mean, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or provide funds (A) for the payment or discharge of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Borrower and its Subsidiaries, the term Contingent Obligation shall not include (i) endorsements for collection or deposit in the ordinary course of business and (ii) undrawn capital commitments with respect to the Borrower’s or any of its Subsidiaries’ limited partnership interest in funds organized primarily for the purpose of making equity or debt investments in one or more portfolio companies.

“Covenant Compliance Worksheet” shall mean a fully completed worksheet substantially in the form of Attachment A to Exhibit C.

“Credit Documents” shall mean this Agreement, the Notes, the Fee Letter, any Hedge Agreement to which the Borrower and any Lender are parties, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Administrative Agent or any Lender by or on behalf of the Borrower or any of its Subsidiaries with respect to this Agreement and the transactions contemplated hereby, in each case as amended, modified, supplemented or restated from time to time.

“Debt Rating” shall have the meaning given to such term in the defined term “Applicable Percentage.”

“Default” shall mean any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (i) has refused to fund, or otherwise defaulted in the funding of, its ratable share of any Borrowing requested and permitted to be made hereunder, and such refusal has not been withdrawn within three (3) Business Days, (ii) has failed to pay to the Administrative Agent or any Lender when due an amount owed by such Lender pursuant to the terms of this Agreement, unless such amount is subject to a good faith dispute, and such default has not been cured within three (3) Business Days, (iii) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (iv) has, or has a direct or indirect parent company that has, (A) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, or (B) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (A) debt securities or (B) any Capital Stock referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to the Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.

“Dollars” or “$” shall mean dollars of the United States of America.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender that is primarily engaged in the business of commercial banking, (iii) an Approved Fund, and (iv) any other Person (other than a natural person) approved by (y) the Administrative Agent and (z) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of its Affiliates or Subsidiaries.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law (collectively, “Claims”), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health or occupational safety or the environment, now or hereafter in effect and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” shall mean any Person (including any trade or business, whether or not incorporated) that is deemed to be under “common control” with, or a member of the same “controlled group” as the Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 of ERISA.

“ERISA Event” shall mean any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event with respect to a Plan or a Multiemployer Plan, (ii) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan that results in liability to the Borrower or any ERISA Affiliate under Section 4201 or 4204 of ERISA, or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by the Borrower or any ERISA Affiliate under Section 4041 of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Borrower or any ERISA Affiliate, (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary of any Plan for which the Borrower or any of its ERISA Affiliates may be directly or indirectly liable or (ix) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) and Section 436(c) of the Internal Revenue Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide contributions to such Plan in accordance with the provisions of Section 436(c) of the Internal Revenue Code.

“Event of Default” shall have the meaning given to such term in Section 8.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) taxes imposed on or measured by its overall net income or net profits (however denominated), and franchise taxes imposed on it (in lieu of net income or net profits taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or in which it is otherwise doing business (other than a jurisdiction in which such Administrative Agent or Lender would not have been treated as doing business but for its execution and delivery of any Credit Document or its exercise of its rights or performance of its obligations thereunder) or, in the case of any Lender, in which its applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (iii) other than an assignee pursuant to a request by the Borrower under

Section 2.19(a), any withholding tax or backup withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Sections 2.17(f) or 2.17(g), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Senior Credit Facility” shall have the meaning given to such term in Section 3.1(g).

“Federal Funds Rate” shall mean, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System and any successor thereto.

“Fee Letter” shall mean the letter from the Administrative Agent to the Borrower, dated May 13, 2011, relating to certain fees payable by the Borrower in respect of the transactions contemplated by this Agreement, as amended, modified or supplemented from time to time.

“FHLB Indebtedness” has the meaning given to such term in Section 7.2(ix).

“FHLB Subsidiary” has the meaning given to such term in Section 7.2(ix).

“Financial Officer” shall mean, with respect to the Borrower, the chief financial officer, vice president - finance, principal accounting officer or treasurer of the Borrower.

“Financial Strength Rating” means the rating that has been most recently announced by A.M. Best & Company as the “financial strength rating” for any Insurance Subsidiary of the Borrower.

“Fitch” means Fitch Rating Services, Inc.

“Foreign Lender” means, with respect to the Borrower, any Lender that is organized, or lending through a branch that is organized, under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained, as in effect from time to time (subject to the provisions of Section 1.2).

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Hazardous Substances” shall mean any substances or materials (i) that are defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (ii) that are defined by any Environmental Law as toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (iii) the presence of which require investigation or response under any Environmental Law, (iv) that constitute a nuisance, trespass or health or safety hazard to Persons or neighboring properties, (v) that consist of underground or above ground storage tanks, whether empty, filled or partially filled with any substance, or (vi) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” shall mean any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.

“Historical Statutory Statements” shall have the meaning given to such term in Section 4.11(c).

“Hybrid Equity Securities” shall mean any hybrid preferred securities consisting of trust preferred securities, deferrable interest subordinated debt securities, mandatory convertible debt or other hybrid securities that are shown on the consolidated financial statements of the Borrower as liabilities and that (i) by its terms (or by the terms of any security into which it is convertible for or which it is exchangeable) or upon the happening of any event or otherwise, does not mature or is not mandatorily redeemable or is not subject to any mandatory repurchase requirement, at any time on or prior to the date which is one year after the Maturity Date and (ii) in the event either Standard & Poor’s or Moody’s or both evaluates any such securities, such securities are treated as equity by Standard & Poor’s, Moody’s, or both, as the case may be; provided, however, that if Standard & Poor’s and Moody’s equity treatment of such securities are different, then such securities shall be deemed to be Hybrid Equity Securities only to the extent and in an amount equal to the product of (y) the total book value of such securities and (z) the lesser of (A) the equity treatment (in terms of percentage) granted to such securities by

Standard & Poor’s and (B) the equity treatment (in terms of percentage) granted to such securities by Moody’s.

“Increasing Lender” has the meaning given to such term in Section 2.20(a).

“Indebtedness” shall mean, with respect to any Person (without duplication), (i) all indebtedness and obligations of such Person for borrowed money or in respect of loans or advances of any kind, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers’ acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (iv) all obligations of such Person to pay the deferred purchase price of property or services (other than such Person’s obligations with respect to undrawn capital commitments with respect to Borrower’s or any of its Subsidiaries’ limited partnership interest funds organized primarily for the purpose of making equity or debt investments in one or more portfolio companies), (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital leases, to the extent such obligations are required to be so recorded, (vii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock), (viii) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, (ix) all Contingent Obligations of such Person and (x) all indebtedness referred to in clauses (i) through (ix) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning given to such term in Section 10.1(b).

“Insurance Regulatory Authority” shall mean, with respect to any Insurance Subsidiary, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.

“Insurance Subsidiary” shall mean any direct or indirect Subsidiary of the Borrower the ability of which to pay dividends is regulated by an Insurance Regulatory Authority or that is otherwise required to be regulated thereby in accordance with the applicable Requirements of Law of its jurisdiction of domicile, and shall mean and include, without limitation, Selective Insurance Company of America, Selective Way Insurance Company, Selective Auto Insurance Company of New Jersey, Selective Insurance Company of South Carolina, Selective Insurance Company of the Southeast, Selective Insurance Company of New York and Selective Insurance Company of New England.

“Interest Period” shall have the meaning given to such term in Section 2.10.

“Internal Control Event” means a “material weakness” (as defined in Statement on Auditing Standards No. 60) in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in Section 404 of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder and the accounting and auditing principles, rules, standards and practices promulgated or approved with respect thereto.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Investment Policy” shall mean the Investment Policy of the Insurance Subsidiaries as of the date hereof, together with such changes therein or additions thereto as are made by the Insurance Subsidiaries in good faith.

“Lender” means each Person signatory hereto as a “Lender” and each other Person that becomes a “Lender” hereunder pursuant to Section 10.6, and their respective successors and assigns.

“Lender Joinder Agreement” means a joinder agreement in the form of Exhibit E.

“Lending Office” shall mean, with respect to any Lender, the office of such Lender designated as such in such Lender’s Administrative Questionnaire or in connection with an Assignment and Assumption, or such other office as may be otherwise designated in writing from time to time by such Lender to the Borrower and the Administrative Agent.  A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to LIBOR Loans, such office may be a domestic or foreign branch or Affiliate of such Lender.

“LIBOR Loan” shall mean, at any time, any Loan that bears interest at such time at the Adjusted LIBOR Rate.

“LIBOR Rate” shall mean, with respect to each LIBOR Loan comprising part of the same Borrowing for any Interest Period, an interest rate per annum obtained by dividing (i) (y) the rate of interest appearing on Reuters Screen LIBOR01 Page (or any successor page) or (z) if no such rate is available, the rate of interest determined by the Administrative Agent to be the rate or the arithmetic mean of rates (rounded upward, if necessary, to the nearest 1/16 of one percentage point) at which Dollar deposits in immediately available funds are offered to first-tier banks in the London interbank Eurodollar market, in each case under (y) and (z) above at approximately

11:00 a.m., London time two (2) Business Days prior to the first day of such Interest Period for a period substantially equal to such Interest Period and in an amount substantially equal to the amount of the LIBOR Loan comprising part of such Borrowing, by (ii) the amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) for such Interest Period.

“Licenses” shall mean any and all licenses (including provisional licenses), certificates of need, accreditations, permits, franchises, rights to conduct business, approvals (by a Governmental Authority or otherwise), consents, qualifications, operating authority and any other authorizations.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Loans” shall have the meaning given to such term in Section 2.1.

“Margin Stock” shall have the meaning given to such term in Regulation U.

“Material Adverse Change” shall mean a material adverse change in the financial condition, operations, business, properties or assets of, as the case may be, the Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” shall mean a material adverse effect upon (i) the financial condition, operations, business, properties or assets of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower or any Subsidiary to perform its obligations in any material respect under this Agreement or any of the other Credit Documents to which it is a party or (iii) the legality, validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder.

“Material Contract” shall have the meaning given to such term in Section 4.18.

“Material Insurance Subsidiary” shall mean (i) any Insurance Subsidiary rated as of the Closing Date and (ii) any other Insurance Subsidiary that comprises more than ten percent (10%) of Combined Statutory Surplus.

“Maturity Date” shall mean June 13, 2014.

“Moody’s” shall mean Moody’s Investors Service Inc.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

“NAIC” shall mean the National Association of Insurance Commissioners and any successor thereto.

“Notes” shall mean, with respect to any Lender requesting the same, the promissory note of the Borrower in favor of such Lender evidencing the Loans made by such Lender pursuant to Section 2.1, in substantially the form of Exhibit A, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Notice of Borrowing” shall have the meaning given to such term in Section 2.2(b).

“Notice of Conversion/Continuation” shall have the meaning given to such term in Section 2.11(b).

“Obligations” shall mean all principal of and interest (including, to the greatest extent permitted by law, post-petition interest) on the Loans, and all fees, reasonable expenses, indemnities and other obligations owing, due or payable at any time by the Borrower to the Administrative Agent, any Lender or any other Person entitled thereto, under this Agreement or any of the other Credit Documents.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Participant” shall have the meaning given to such term in Section 10.6(d).

“Payment Office” means the office of the Administrative Agent designated on Schedule 1.1 under the heading “Instructions for wire transfers to the Administrative Agent,” or such other office as the Administrative Agent may designate to the Lenders and the Borrower for such purpose from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

“Permitted Acquisition” shall mean (i) any Acquisition with respect to which all of the following conditions are satisfied:  (A) each business acquired shall be within the permitted lines of business described in Section 7.8, (B) in the case of an Acquisition involving the acquisition of control of Capital Stock of any Person, immediately after giving effect to such Acquisition such Person (or the surviving Person, if the acquisition is effected through a merger or consolidation) shall be the Borrower or a Subsidiary, and (C) all of the conditions and requirements of Section 5.9 applicable to such Acquisition are satisfied; or (ii) any other Acquisition to which the Required Lenders (or the Administrative Agent on their behalf) shall have given their prior written consent (which consent may be in their sole discretion but may not be unreasonably withheld or delayed and may be given subject to such additional terms and conditions as the Required Lenders shall establish) and with respect to which all of the conditions and requirements set forth in this definition and in Section 5.9, and in or pursuant to any such consent, have been satisfied or waived in writing by the Required Lenders.

“Permitted Liens” shall have the meaning given to such term in Section 7.3.

“Person” shall mean any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or any other legal entity.

“Plan” shall mean any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which the Borrower or any ERISA Affiliate has any liability.

“Prohibited Transaction” shall mean any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Internal Revenue Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Internal Revenue Code.

“Quarterly Statement” shall mean, with respect to any Insurance Subsidiary for any fiscal quarter, the quarterly financial statements of such Insurance Subsidiary as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

“Ratable Share” of any amount means, at any time for each Lender, a percentage obtained by dividing such Lender’s Commitment at such time by the aggregate Commitments then in effect, provided that, if the Termination Date has occurred, the Ratable Share of each Lender shall be determined by dividing such Lender’s outstanding Loans by the aggregate of all outstanding Loans as of any date of determination.

“Register” has the meaning given to such term in Section 10.6(c).

“Regulations D, T, U and X” shall mean Regulations D, T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Reinsurance Agreement” shall mean any agreement, contract, treaty, certificate or other arrangement whereby any Insurance Subsidiary agrees to transfer, cede or retrocede to another insurer or reinsurer all or part of the liability assumed or assets held by such Insurance Subsidiary under a policy or policies of insurance issued by such Insurance Subsidiary or under a reinsurance agreement assumed by such Insurance Subsidiary.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” shall mean (i) any “reportable event” within the meaning of Section 4043(c) of ERISA with respect to a Plan for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Internal Revenue Code or Section 302 of ERISA), (ii) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver pursuant to Section 412 of the Internal Revenue Code, and (iv) a cessation of operations described in Section 4062(e) of ERISA.

“Required Lenders” shall mean, (i) prior to the Termination Date, Lenders having Commitments representing more than 50% of the aggregate Commitments at such time, or (ii) on and after the Termination Date, the Lenders holding outstanding Loans representing more than 50% of the aggregate, at such time, of all outstanding Loans, provided that the Commitment of, and the portion of the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirements of Law” shall mean, with respect to any Person, (i) the charter, articles or certificate of organization or incorporation and bylaws or other organizational documents of such Person, and (ii) (a) any statute, law, treaty, rule or regulation in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents, and (b) any order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority which, by its terms, is expressly applicable to or binding upon such Person or any of its property, or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

“Reserve Requirement” shall mean, with respect to any Interest Period, the reserve percentage (expressed as a decimal) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to Wells Fargo under Regulation D under the Exchange Act with respect to “Eurocurrency liabilities” within the meaning of Regulation D under the Exchange Act, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

“Responsible Officer” shall mean, with respect to the Borrower, the president, the chief executive officer, the chief financial officer, any executive officer, or any other Financial Officer of the Borrower, and any other officer or similar official thereof responsible for the administration of the obligations of the Borrower in respect of this Agreement.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/-sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/-
offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SEC” means the United States Securities and Exchange Commission.

“Significant Subsidiary” shall mean each of (i) the Insurance Subsidiaries and (ii) any other Subsidiary within the meaning in Regulation S-X under the Exchange Act with a net worth of $30,000,000 or greater.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc., its successors and assigns.

“Statutory Accounting Practices” or “SAP” shall mean, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the relevant Insurance Regulatory Authority of its state of domicile, consistently applied and maintained and in conformity with those used in the preparation of the most recent statutory financial statements described in Section 4.11(c) (except where changes are required by the relevant Insurance Regulatory Authority) and the Annual Statement.

“Statutory Surplus” means, with respect to any Insurance Subsidiary at any time, the total amount shown as “surplus as regards policyholders” on line 35, page 3, column 1 of the Annual Statement of such Insurance Subsidiary or, for any date other than a date as of which an Annual Statement of such Insurance Subsidiary is prepared, the amount of “surplus as regards policyholders” determined in a manner consistent with the preparation of its Annual Statement

“Subsidiary” shall mean, with respect to any Person, any corporation or other Person of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency).  When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” shall mean the Maturity Date or such earlier date of termination of the Commitment pursuant to Section 2.5 or Section 8.2.

“Term Sheet” shall mean the summary of terms and conditions attached to the Commitment Letter as Annex A.

“Type” shall have the meaning given to such term in Section 2.2(a)

“Unfunded Pension Liability” shall mean, with respect to any Plan or Multiemployer Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Code for the applicable plan year.

“Unutilized Commitment” shall mean, at any time for each Lender, such Lender’s Commitment less the sum of the outstanding principal amount of Loans made by such Lender.

“Wells Fargo” shall mean, Wells Fargo Bank, National Association, and its successors and assigns.

“Wholly Owned” shall mean, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such Person.

1.2           Accounting Terms.  Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined shall have the meanings customarily given them pursuant to, and all financial computations shall be made in accordance with, GAAP (or, to the extent that such terms apply solely to any Insurance Subsidiary or if otherwise expressly required, SAP) as in effect as of the date of this Agreement applied on a basis consistent with the application used in preparing the most recent financial statements of the Borrower and any such Insurance Subsidiary.  Notwithstanding the foregoing, in the event that any changes in GAAP or SAP after the date hereof are required to be applied to the transactions described herein and would affect the computation of the financial covenants contained in Article VI (other than any change in GAAP in connection with Accounting Standards Update 2010-26 (Topic 944) which shall be followed immediately upon such change in GAAP), such changes shall be followed in the computation of such financial covenants only from and after the date this Agreement shall have been amended to take into account any such changes; provided the parties agree to negotiate in good faith to so amend this Agreement as soon as practicable after such a change.

1.3           Other Terms; Construction.  Unless otherwise specified or unless the context otherwise requires, all references herein to sections, annexes, schedules and exhibits are references to sections, annexes, schedules and exhibits in and to this Agreement, and all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.

ARTICLE II

AMOUNT AND TERMS OF THE LOANS

2.1           Commitment.  Each Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a “Loan,” and collectively, the “Loans”) to the Borrower, from time to time on any Business Day during the period from and including the Closing Date to but not including the Termination Date, in an aggregate principal amount at any time outstanding not greater than its Commitment at such time; provided that no Borrowing of Loans shall be made if, immediately after giving effect thereto, (i) the aggregate principal amount of all Loans made by any individual Lender that are outstanding at such time would exceed such Lender’s Commitment at such time, or (ii) the aggregate principal amount of all Loans made by all of the Lenders that are outstanding at such time would exceed the Lenders’ aggregate Commitment at such time.  Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Loans.

2.2           Borrowings.

(a)           The Loans shall, at the option of the Borrower and subject to the terms and conditions of this Agreement, be either (i) Base Rate Loans or (ii) LIBOR Loans (each, a “Type” of Loan); provided that (i) all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type, and (ii) no Borrowing of LIBOR Loans may be made at any time prior to the third (3rd) Business Day after the Closing Date.

(b)           In order to make a Borrowing (other than Borrowings involving continuations or conversions of outstanding Loans, which shall be made pursuant to Section 2.11), unless such notice requirement is shortened by the Administrative Agent, the Borrower will give the Administrative Agent written notice not later than 12:00 p.m., Charlotte time, three (3) Business Days prior to each Borrowing to be comprised of LIBOR Loans and not later than 12:00 p.m., Charlotte time, on the same Business Day as each Borrowing to be comprised of Base Rate Loans; provided, however, that the request for the Borrowing of the Loan to be made on the Closing Date may, at the discretion of the Administrative Agent, be given later than the times specified hereinabove.  Each such notice (each, a “Notice of Borrowing”) shall be irrevocable, shall be given in the form of Exhibit B-1 and shall specify (1) the aggregate principal amount and initial Type of the Loans to be made pursuant to such Borrowing, (2) in the case of a Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto, and (3) the requested date of such Borrowing (the “Borrowing Date”), which shall be a Business Day.  Notwithstanding anything to the contrary contained herein:

(i)           the aggregate principal amount of each Borrowing comprised of Base Rate Loans shall not be less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof, and the aggregate principal amount of each Borrowing comprised of LIBOR Loans shall not be less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof (or, in each case if less than the minimum amount, in the amount of the aggregate Unutilized Commitments);

(ii)          if the Borrower shall have failed to designate the Type of Loans comprising a Borrowing, then the Borrower shall be deemed to have requested a Borrowing comprised of Base Rate Loans; and

(iii)         if the Borrower shall have failed to select the duration of the Interest Period to be applicable to any Borrowing of LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month;

(c)           Not later than 2:00 p.m., Charlotte time, on the requested Borrowing Date, each applicable Lender will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to the amount of the Loan or Loans to be made by such Lender.  To the extent such Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Borrower in accordance with Section 2.3(a) and in like funds as received by the Administrative Agent.

2.3           Disbursements; Funding Reliance; Domicile of Loans.

(a)           The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of each Borrowing in accordance with the terms of any written instructions from any Authorized Officer of the Borrower; provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account

Designation Letter.  The Borrower may at any time deliver to the Administrative Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2(c) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the Adjusted Base Rate.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)           The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.1(c) are several and not joint.  The failure of any Lender to make any Loan or to make any such payment on any date shall not relieve any other Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation or to make any such payment required hereunder.

(d)           Each Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan to or for the account of such Lender in accordance with the terms of this Agreement.

2.4           Evidence of Debt; Notes.

(a)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the applicable Lending Office of such Lender resulting from each Loan made by such Lending Office of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lending Office of such Lender from time to time under this Agreement.

(b)           The Administrative Agent shall maintain the Register pursuant to Section 10.6(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan, the Type of each such Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of each such Loan and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of each such Loan and each Lender’s share thereof.

(c)           The entries made in the accounts, Register and subaccounts maintained pursuant to Section 2.4(b) (and, if consistent with the entries of the Administrative Agent, Section 2.4(a)) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d)           The Loans made by each Lender shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced by a Note appropriately completed in the form of Exhibit A, executed by the Borrower and payable to the order of such Lender.  Each Note shall be entitled to all of the benefits of this Agreement and the other Credit Documents and shall be subject to the provisions hereof and thereof.

2.5           Termination of Commitment.

(a)           The Commitment shall be automatically and permanently terminated on the Termination Date, unless terminated earlier pursuant to any other provision of this Section 2.5 or Section 8.2.

(b)           At any time and from time to time after the date hereof, upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, the Borrower may terminate in whole or reduce in part the aggregate Unutilized Commitments and the Commitment Fee will be reduced accordingly; provided that any such partial reduction shall be in an aggregate amount of not less than $1,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof.  The amount of any termination or reduction made under this Section 2.5(b) may not thereafter be reinstated.

(c)           Each reduction of the Commitments pursuant to this Section 2.5 shall be applied ratably among the Lenders according to their respective Commitments.

(d)           All fees accrued in respect of the Unutilized Commitments until the effective date of any termination thereof shall be paid on the effective date of such termination.

2.6           Mandatory Payments and Prepayments.

(a)           Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the aggregate outstanding principal of the Loans shall be due and payable in full on the Maturity Date.

(b)           In the event that, at any time, the aggregate principal amount of Loans outstanding at such time shall exceed the aggregate Commitments at such time (after giving effect to any concurrent termination or reduction thereof), the Borrower will immediately prepay, after having knowledge thereof, the outstanding principal amount of the Loans in the amount of such excess.

(c)           Each payment or prepayment of a LIBOR Loan made pursuant to the provisions of this Section on a day other than the last day of the Interest Period applicable thereto shall be made together with all amounts required under Section 2.18 to be paid as a consequence thereof.

2.7           Voluntary Prepayments.

(a)           At any time and from time to time, the Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty (except as provided in clause (iii) below), upon written notice given to the Administrative Agent not later than 12:00 p.m., Charlotte time, three (3) Business Days prior to each intended prepayment of LIBOR Loans and one (1) Business Day prior to each intended prepayment of Base Rate Loans, unless such notice requirement is shortened by the Administrative Agent; provided that (i) each partial prepayment shall be in an aggregate principal amount of not less than $500,000 or, if greater, an integral multiple of $100,000 in excess thereof in the case of LIBOR Loans and an aggregate principal amount of not less than $500,000 or, if greater, an integral multiple of $100,000 in excess thereof in the case of Base Rate Loans, (ii) no partial prepayment of a LIBOR Loan made pursuant to any single Borrowing shall reduce the outstanding principal amount of the remaining LIBOR Loan under such Borrowing to less than $500,000 or to any greater amount not an integral multiple of $100,000 in excess thereof, and (iii) unless made together with all amounts required under Section 2.18 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto.  Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount and Type of the Loans to be prepaid (and, in the case of LIBOR Loans, the Interest Period of the Borrowing pursuant to which made), and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein.  Loans prepaid pursuant to this Section 2.7(a) may be reborrowed, subject to the terms and conditions of this Agreement.  In the event the Administrative Agent receives a notice of prepayment under this Section, the Administrative Agent will give prompt notice thereof to the Lenders; provided that if such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto.

(b)           Each prepayment of the Loans made pursuant to Section 2.7(a) shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each.

2.8           Interest.

(a)           The Borrower will pay interest in respect of the unpaid principal amount of each Loan, from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Adjusted Base Rate, as in effect from time to time during such periods as such Loan is a Base

Rate Loan, and (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan.

(b)           Upon the occurrence and during the continuance of an Event of Default as the result of failure by the Borrower to pay any principal of or interest on any Loan, any fees or other amount hereunder when due (whether at maturity, pursuant to acceleration or otherwise), and upon the occurrence and during the continuance of any other Event of Default, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder, shall, at the option of the Required Lenders, bear interest at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans (whether the Adjusted Base Rate or the Adjusted LIBOR Rate) plus 2% (or, in the case of interest, fees and other amounts for which no rate is provided hereunder, at the Adjusted Base Rate applicable to Loans plus 2%), and, in each case, such default interest shall be payable on demand.  To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

(c)           Accrued (and theretofore unpaid) interest shall be payable as follows:

(i)           in respect of each Base Rate Loan (including any Base Rate Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided herein), in arrears on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date; provided that in the event the Loans are repaid or prepaid in full and the aggregate Commitments have been terminated, then accrued interest in respect of all Base Rate Loans shall be payable together with such repayment or prepayment on the date thereof;

(ii)           in respect of each LIBOR Loan (including any LIBOR Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided herein), in arrears (y) on the last Business Day of the Interest Period applicable thereto (subject to the provisions of clause (iv) in Section 2.10) and (z) in addition, in the case of a LIBOR Loan with an Interest Period having a duration of six months, on each date on which interest would have been payable under clause (y) above had successive Interest Periods of three months’ duration been applicable to such LIBOR Loan; provided that in the event all of the LIBOR Loan made pursuant to a single Borrowing is repaid or prepaid in full, then accrued interest in respect of such LIBOR Loan shall be payable together with such repayment or prepayment on the date thereof; and

(iii)         in respect of any Loan, at the Maturity Date (whether pursuant to acceleration or otherwise) and, after the Maturity Date, on demand.

(d)          Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law.  If the rate of interest payable for the account of any Lender on any interest payment date would exceed the maximum rate permitted by applicable law to be charged by such Lender, the rate of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible rate.  In the event of any such reduction affecting any Lender, if from time to time thereafter the rate of interest payable for the account of such Lender on any interest payment date would be less than the maximum rate permitted by applicable law to be charged by such Lender, then the rate of interest payable for its account on such subsequent interest payment date shall be automatically increased to a rate (not to exceed the maximum permissible rate) such that the amount of the rate increase is equivalent to the amount of the prior rate decrease; provided that (i) at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence, and (ii) nothing herein shall be deemed to deprive the Borrower of the benefit of a reduction in the Applicable Percentage.

(e)           The Administrative Agent shall promptly notify the Borrower and the Lenders upon determining the interest rate for each Borrowing of LIBOR Loans after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation, and upon each change in the Adjusted Base Rate; provided, however, that the failure of the Administrative Agent to provide the Borrower or the Lenders with any such notice shall neither affect any obligations of the Borrower or the Lenders hereunder nor result in any liability on the part of the Administrative Agent to the Borrower or any Lender.  Each such determination (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.

2.9           Fees.  The Borrower agrees to pay:

(a)           To Wells Fargo, for its own account, on the Closing Date, the fees required under the Fee Letter to be on the Closing Date, in the amounts due and payable on the Closing Date as required by the terms thereof;

(b)           To the Administrative Agent, for the account of each Lender, a commitment fee (a “Commitment Fee”), which shall accrue at a per annum rate equal to the Applicable Percentage in effect for such fee from time to time during each calendar quarter (or portion thereof) on such Lender’s Ratable Share of the average daily aggregate Unutilized Commitments during the period from and including the date hereof to, but excluding, the Termination Date.  Accrued Commitment Fees shall be payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date and (ii) on the Termination Date, provided that a Defaulting Lender shall not be entitled to receive any Commitment Fee for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).  All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day); and

(c)           To the Administrative Agent, for its own account, the annual administrative fee described in the Fee Letter, on the terms, in the amount and at the times set forth therein.

2.10         Interest Periods.  Concurrently with the giving of a Notice of Borrowing or Notice of Conversion/Continuation in respect of any Borrowing comprised of Base Rate Loans to be converted into, or LIBOR Loans to be continued as, LIBOR Loans, the Borrower shall have the right to elect, pursuant to such notice, the interest period (each, an “Interest Period”) to be applicable to such LIBOR Loans, which Interest Period shall, at the option of the Borrower be, in the case of a LIBOR Loan, a one, two or three or six-month period; provided, however, that:

(i)           all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;

(ii)          the initial Interest Period for any LIBOR Loan shall commence on the date of the Borrowing of such LIBOR Loan (including the date of any continuation of, or conversion into, such LIBOR Loan), and each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)         LIBOR Loans may not be outstanding under more than six (6) separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous);

(iv)         if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

(v)          the Borrower may not select any Interest Period that begins prior to the Closing Date or that expires after the Maturity Date;

(vi)         if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month; and

(vii)        if, upon the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower shall have failed to elect a new Interest Period to be applicable to such LIBOR Loans, then the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans as of the expiration of the then current Interest Period applicable thereto.

2.11         Conversions and Continuations.

(a)           The Borrower shall have the right, on any Business Day occurring on or after the Closing Date, to elect (i) to convert all or a portion of the outstanding principal amount of any Base Rate Loans  into LIBOR Loans, or to convert any LIBOR Loans the Interest Periods for which end on the same day into Base Rate Loans, or (ii) to continue all or a portion of the outstanding principal amount of any LIBOR Loans the Interest Periods for which end on the same day for an additional Interest Period; provided that (x) any such conversion of LIBOR Loans into Base Rate Loans shall involve an aggregate principal amount of not less than $500,000 or, if greater, an integral multiple of $100,000 in excess thereof; any such conversion of Base Rate Loans  into, or continuation of, LIBOR Loans shall involve an aggregate principal amount of not less than $500,000 or, if greater, an integral multiple of $100,000 in excess thereof; and no partial conversion of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding principal amount of such LIBOR Loans to less than $500,000 or to any greater amount not an integral multiple of $100,000 in excess thereof, (y) except as otherwise provided in Section 2.16(e), LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower will pay, upon such conversion, all amounts required under Section 2.18 to be paid as a consequence thereof), and (z) no conversion of Base Rate Loans  into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of a Default or Event of Default.

(b)           The Borrower shall make each such election by giving the Administrative Agent written notice not later than 12:00 p.m., Charlotte time, three (3) Business Days prior to the intended effective date of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans and one (1) Business Day prior to the intended effective date of any conversion of LIBOR Loans into Base Rate Loans, unless such notice requirement is shortened by the Administrative Agent.  Each such notice (each, a “Notice of Conversion/Continuation”) shall be irrevocable, shall be given in the form of Exhibit B-2 and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto, and (z) the aggregate amount and Type of the Loans being converted or continued.  In the event that the Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any outstanding LIBOR Loans, such LIBOR Loans shall automatically be converted to Base Rate Loans upon the expiration of the then current Interest Period applicable thereto (unless repaid pursuant to the terms hereof).  In the event the Borrower shall have failed to select in a Notice of Conversion/Continuation the duration of the Interest Period to be applicable to any conversion into, or continuation of, LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

2.12         Method of Payments; Computations.

(a)           All payments by the Borrower hereunder shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Administrative Agent, for the account of the Lenders entitled to such payment (except as otherwise expressly provided herein as to payments required to be made directly to the Lenders) at the Payment Office prior to 12:00 noon, Charlotte time, on the date payment is due.  Any payment made as required hereinabove, but after 12:00 noon, Charlotte time, shall be deemed to have been made on the next succeeding Business Day.  If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of Section 2.10(iv) are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

(b)           The Administrative Agent will distribute to the Lenders like amounts relating to payments made to the Administrative Agent for the account of the Lenders as follows: (i) if the payment is received by 12:00 noon, Charlotte time, in immediately available funds, the

Administrative Agent will make available to each relevant Lender on the same date, by wire transfer of immediately available funds, such Lender’s Ratable Share of such payment, and (ii) if such payment is received after 12:00 noon, Charlotte time, or in other than immediately available funds, the Administrative Agent will make available to each such Lender its Ratable Share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected).  If the Administrative Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent will pay to each such Lender, on demand, its Ratable Share of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such Lender.

(c)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)           All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of (i) in the case of interest on Base Rate Loans, 365/366 days, as the case may be, or (ii) in all other instances, 360 days; and in each case under (i) and (ii) above, with regard to the actual number of days (including the first day, but excluding the last day) elapsed.

(e)           Notwithstanding any other provision of this Agreement or any other Credit Document to the contrary, all amounts collected or received by the Administrative Agent or any Lender after acceleration of the Loans pursuant to Section 8.2 shall be applied by the Administrative Agent as follows:

(i)           first, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

(ii)          second, to the payment of any fees owed to the Administrative Agent hereunder or under any other Credit Document;

(iii)         third, to the payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a

Bankruptcy Event) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Lender;

(iv)         fourth, to the payment of all of the Obligations consisting of accrued fees and interest (including, without limitation, fees incurred and interest accruing at the then applicable rate after the occurrence of a Bankruptcy Event irrespective of whether a claim for such fees incurred and interest accruing is allowed in such proceeding);

(v)          fifth, to the payment of the outstanding principal amount of the Obligations;

(vi)         sixth, to the payment of all other Obligations and other obligations that shall have become due and payable under the Credit Documents or otherwise and not repaid; and

(vii)        seventh, to the payment of the surplus (if any) to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (y) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category, and (z) all amounts shall be apportioned ratably among the Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively pursuant to clauses (iii) through (vii) above.

2.13         Recovery of Payments.

(a)           The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of the Administrative Agent or any Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

(b)           If any amounts distributed by the Administrative Agent to any Lender are subsequently returned or repaid by the Administrative Agent to the Borrower, its representative or successor in interest, or any other Person, whether by court order, by settlement approved by such Lender, or pursuant to applicable Requirements of Law, such Lender will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount.  If any such amounts are recovered by the Administrative Agent from the Borrower, its representative or successor in interest or such other Person, the Administrative Agent will redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed.

2.14         Use of Proceeds.  The proceeds of the Loans shall be used (i) to repay all obligations under the Existing Senior Credit Facility in full, if any, (ii) to pay or reimburse permitted fees and expenses in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Credit Documents, and (iii) to provide for working capital and general corporate purposes and in accordance with the terms and provisions of this Agreement, including Permitted Acquisitions.

2.15         Pro Rata Treatment.

(a)           All fundings, continuations and conversions of Loans shall be made by the Lenders pro rata on the basis of their Ratable Share (in the case of the initial making of the Loans) or on the basis of their respective outstanding Loans (in the case of continuations and conversions of the Loans), as the case may be from time to time.  All payments on account of principal of or interest on any Loans, fees or any other Obligations owing to or for the account of any one or more Lenders shall be apportioned ratably among such Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively.

(b)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.15(b) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.15(b) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.  If under any applicable bankruptcy, insolvency or similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.15(b) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.15(b) to share in the benefits of any recovery on such secured claim.

2.16         Increased Costs; Change in Circumstances; Illegality; etc.

(a)           If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except the Reserve Requirement reflected in the LIBOR Rate);

(ii)          subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.17 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)         impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) in an amount deemed by such Lender as material, then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender setting forth such Lender’s good faith determination in reasonable detail of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.16(a) or Section 2.16(b) and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.16 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.16 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Lender shall have determined in good faith that the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law), has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain LIBOR Loans, such Lender will forthwith so notify the Administrative Agent and the Borrower in writing.  Upon such notice, (i) each of such Lender’s then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice) and to the extent not sooner prepaid, be converted into a Base Rate Loan, (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to any Borrowing for which the Administrative Agent has received a Notice of Borrowing but for which the Borrowing Date has not arrived), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall, as to such Lender, be deemed to be a request for a Base Rate Loan, in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Borrower.

2.17        Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)          Without limiting the provisions of Section 2.17(a), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth such Lender’s good faith determination as to the amount of such payment or liability and reasonable detail regarding such amount delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           The Administrative Agent and each Lender shall take all reasonable actions (consistent with its internal policy and legal and regulatory restrictions) requested by Borrower to assist Borrower, at the sole expense of Borrower, to recover from the relevant Governmental Authority any Indemnified Taxes or Other Taxes in respect of which amounts were paid by Borrower pursuant to Sections 2.17(a), 2.17(b) or 2.17(c); provided, however, the Administrative Agent or any such Lender will not be required to take any action that would be materially disadvantageous to the Administrative Agent or such Lender, respectively.  Notwithstanding the foregoing, this Section 2.17(d) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes not expressly required to be provided hereunder that it reasonably deems confidential) to the Borrower or any other Person.

(e)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)           duly completed and executed copies of Internal Revenue Service Form W-8BEN (or any successor or other applicable form prescribed by the Internal Revenue Service) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)          duly completed and executed copies of Internal Revenue Service Form W-8ECI (or any successor or other applicable form prescribed by the Internal Revenue Service),

(iii)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed and executed copies of Internal Revenue Service Form W-8BEN (or any successor or other applicable form prescribed by the Internal Revenue Service), or

(iv)         any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(g)           In addition, each Foreign Lender agrees that from time to time after the Closing Date (or in the case of a Foreign Lender that is an Eligible Assignee, after the date of assignment to such Foreign Lender), when a lapse of time (or change in circumstances) renders the prior forms hereunder obsolete or inaccurate in any material respect, such Foreign Lender shall, to the extent permitted under applicable law, deliver to Borrower and the Administrative Agent new, accurate and complete, originally executed copies of an Internal Revenue Service Form W-8BEN or W-8ECI (or any successor or other applicable forms prescribed by the Internal Revenue Service) or any other form prescribed by applicable law, and if applicable, a new withholding certificate, to confirm or establish the entitlement of such Foreign Lender or the Administrative Agent to an exemption from, or reduction in, United States withholding tax on payments to be made hereunder on any Loan.

(h)           For any period of time during which a Foreign Lender has failed to provide the Borrower with an appropriate form pursuant to Section 2.17(f) or 2.17(g) (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date on which a form originally was required to be provided), such Foreign Lender shall not be entitled to indemnification under Section 2.17(c) with respect to Taxes imposed by the United States; provided that, should a Foreign Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under Section 2.17(f) or 2.17(g), the Borrower shall take such steps as such Foreign Lender shall reasonably request to assist such Foreign Lender to recover such Taxes.

(i)           Each Lender and Administrative Agent that is a United States Person (as defined in Section 7701(a)(30) of the Internal Revenue Code) (other than Persons that are corporations or otherwise exempt from United States backup withholding Tax) shall deliver at the time(s) and in the manner prescribed by applicable law or as reasonably requested by the Borrower or the Administrative Agent, to the Borrower and Administrative Agent (as applicable), a properly completed and duly executed United States Internal Revenue Service Form W-9 (or any

successor or other applicable form prescribed by the Internal Revenue Service) certifying that such Person is exempt from United States backup withholding Tax on payments made hereunder.

(j)           If the Administrative Agent or any Lender receives a refund of any Taxes or Other Taxes as to which it has been indemnified by or on behalf of the Borrower or with respect to which the Borrower has paid, or caused to be paid, additional amounts pursuant to this Section 2.17, it shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by or on behalf of the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 2.17(j) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes not expressly required to be provided hereunder that it reasonably deems confidential) to the Borrower or any other Person.

2.18        Compensation. The Borrower will compensate each Lender upon written demand for all losses, reasonable expenses and liabilities (including, without limitation, any loss, reasonable expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain LIBOR Loans) that such Lender may incur or sustain (i) if for any reason the Borrower does not consummate (other than due to a default by such Lender) a Borrowing or continuation of, or conversion into, a LIBOR Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any LIBOR Loan occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of any assignment made pursuant to Section 2.19(a)(1) or 2.19(a)(2) or any acceleration of the maturity of the Loans pursuant to Section 8.2), (iii) if any prepayment of any LIBOR Loan is not made on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of any other failure by the Borrower to make any payments with respect to any LIBOR Loan when due hereunder.  Calculation of all amounts payable to a Lender under this Section 2.18 shall be made as though such Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.18.  A certificate made in good faith (which shall be in reasonable detail) showing the bases for the determinations set forth in this Section 2.18 by any Lender as to any additional amounts payable pursuant to this Section 2.18 shall be submitted by such Lender to the Borrower either directly or through the Administrative Agent.  Determinations set forth in any such certificate made in good faith for purposes of this Section 2.18 of any such losses, reasonable expenses or liabilities shall be conclusive absent manifest error.

2.19        Replacement of Lenders; Mitigation of Costs.

(a)           The Borrower may, at any time at its sole expense and effort, require any Lender (1) that has requested compensation from the Borrower under Sections 2.16(a) or 2.16(b) or payments from the Borrower under Section 2.17, (2) the obligation of which to make or maintain LIBOR Loans has been suspended under Section 2.16(e) or (3) that is a Defaulting Lender, in any case upon notice to such Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.6(b)(iii);

(ii)          such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.18) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)         in the case of any such assignment resulting from a request for compensation under Sections 2.16(a) or 2.16(b) or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)         such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b)           If any Lender requests compensation under Sections 2.16(a) or 2.16(b), or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender gives a notice pursuant to Section 2.16(e), then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.16(a), 2.16(b) or 2.17, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.16(e), as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.20        Increase in Commitments.

(a)           No more than two times after the Closing Date but prior to the Termination Date, the Borrower shall have the right, at any time and from time to time, by written notice to and in consultation with the Administrative Agent, to request an increase in the aggregate Commitments (each such requested increase, a “Commitment Increase”), by having one or more existing Lenders increase their respective Commitments then in effect (each, an “Increasing Lender”), by adding as a Lender with a new Commitment hereunder one or more Persons that are not already Lenders (each, an “Additional Lender”), or a combination thereof; provided that (i) any such request for a Commitment Increase shall be in a minimum amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof, (ii) immediately after giving effect to any Commitment Increase, (y) the aggregate Commitments shall not exceed $50,000,000 and (z) the aggregate of all Commitment Increases effected after the Closing Date shall not exceed $20,000,000, and (iii) no existing Lender shall be obligated to increase its Commitment as a result of any request for a Commitment Increase by the Borrower unless it agrees in its sole discretion to do so.

(b)           Each Additional Lender must qualify as an Eligible Assignee (the approval of which by the Administrative Agent shall not be unreasonably withheld or delayed) and the Borrower and each Additional Lender shall execute a Lender Joinder Agreement together with all such other documentation as the Administrative Agent and the Borrower may reasonably require, all in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, to evidence the Commitment of such Additional Lender and its status as a Lender hereunder.

(c)           If the aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Commitment Increase Date,” which shall be a Business Day not less than thirty (30) days prior to the Termination Date) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Commitment Increase Date.  The Administrative Agent is hereby authorized, on behalf of the Lenders, to enter into any amendments to this Agreement and the other Credit Documents as the Administrative Agent shall reasonably deem appropriate to effect such Commitment Increase.

(d)           Notwithstanding anything set forth in this Section 2.20 to the contrary, no increase in the aggregate Commitments pursuant to this Section 2.20 shall be effective unless:

(i)           The Administrative Agent shall have received the following, each dated the Commitment Increase Date and in form and substance reasonably satisfactory to the Administrative Agent:

(A)           as to each Increasing Lender, evidence of its agreement to provide a portion of the Commitment Increase, and as to each Additional Lender, a duly executed Lender Joinder Agreement together with all other documentation required by the Administrative Agent and the Borrower pursuant to Section 2.20(b);

(B)            an instrument, duly executed by the Borrower, acknowledging and reaffirming its obligations under this Agreement and the other Credit Documents to which it is a party;

(C)            a certificate of the secretary or an assistant secretary of the Borrower, certifying to and attaching the resolutions adopted by the board of directors (or similar governing body) of the Borrower approving or consenting to such Commitment Increase;

(D)            a certificate of an Authorized Officer of the Borrower, certifying that (y) as of the Commitment Increase Date, all representations and warranties of the Borrower contained in this Agreement and the other Credit Documents are true and correct in all material respects, both immediately before and after giving effect to the Commitment Increase and any Loans issued in connection therewith (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct in all material respects, in each case as of such date), and (z) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to such Commitment Increase (including any Loans issued in connection therewith and the application of the proceeds thereof); and

(ii)           The conditions precedent set forth in Section 3.2 shall have been satisfied; provided, however, that the Borrower shall not be required to deliver a Notice of Borrowing unless Borrower is requesting a Borrowing of Loans in connection with such Commitment Increase.

Immediately after the effectiveness of the Commitment Increase, Schedule 1.1 shall automatically be amended to reflect the Commitments of all Lenders after giving effect to the Commitment Increase.

ARTICLE III

CONDITIONS TO EFFECTIVENESS; CONDITIONS OF BORROWING

3.1           Conditions to Effectiveness.  This Agreement shall become effective on the date on which each of the following conditions shall have been satisfied or waived by all of the Lenders:

(a)           The Administrative Agent shall have received the following, each dated as of the Closing Date (unless otherwise specified) and in such number of copies as the Administrative Agent shall have requested:

(i)           this Agreement executed by the Borrower and each Lender;

(ii)           to the extent requested by any Lender in accordance with Section 2.4(d), a Note for such Lender, in each case duly completed in accordance with the provisions of Section 2.4 and executed by the Borrower; and

(iii)         the favorable opinions of (A) internal counsel to the Borrower and (B) Bingham McCutchen LLP, independent outside counsel to the Borrower, each addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent.

(b)           The Administrative Agent shall have received a certificate, signed by the president, the chief executive officer or the chief financial officer of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying that (i) all representations and warranties of the Borrower, contained in this Agreement and the other Credit Documents are true and correct as of the Closing Date, both immediately before and after giving effect to the consummation of the transactions contemplated hereby, (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date); (ii) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the consummation of the transactions contemplated hereby, and (iii) both immediately before and after giving effect to the consummation of the transactions contemplated hereby, no Material Adverse Change has occurred with respect to the Borrower and its Subsidiaries, taken as a whole, since December 31, 2010, and there exists no event, condition or state of facts that is reasonably likely to result in a Material Adverse Change with respect to the Borrower and its Subsidiaries, taken as a whole.

(c)           The Administrative Agent shall have received a certificate of the corporate secretary or assistant corporate secretary of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation and all amendments thereto of the Borrower, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws of the Borrower, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, and (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of the Borrower executing this Agreement or any of such other Credit Documents, and attaching all such copies of the documents described above.

(d)           The Administrative Agent shall have received a certificate as of a recent date of the good standing of the Borrower under the laws of its jurisdiction of organization, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction.

(e)           The Administrative Agent shall have received a certificate of compliance as of a recent date of each Insurance Subsidiary issued by the Insurance Regulatory Authority of its jurisdiction of legal domicile.

(f)           All legal matters, documentation, and corporate or other proceedings incident to the transactions contemplated hereby shall be satisfactory in form and substance to the Administrative Agent; all licenses approvals, permits and consents of any Governmental

Authorities or other Persons required in connection with the execution and delivery of this Agreement and the other Credit Documents and the consummation of the transactions contemplated hereby and thereby shall have been obtained, without the imposition of conditions that are not reasonably acceptable to the Administrative Agent, and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Administrative Agent shall have received such copies thereof as it shall have reasonably requested; all applicable waiting periods shall have expired without any adverse action being taken by any Governmental Authority having jurisdiction; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, and no order, injunction or decree shall have been entered by, any court or other Governmental Authority with respect to the Borrower, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of, or that is otherwise related to or arises out of, this Agreement, any of the other Credit Documents or the consummation of the transactions contemplated hereby or thereby, or that, in the opinion of the Administrative Agent, could reasonably be expected to have a Material Adverse Effect.

(g)           (i) All principal, interest and other amounts outstanding, if any, under the Borrower’s existing revolving credit facility, dated as of August 25, 2009, by and between the Borrower, the lenders party thereto, and Wachovia Bank, National Association, as administrative agent for the lenders (as amended prior to the date hereof, the “Existing Senior Credit Facility”) shall be repaid and satisfied in full and all guarantees by the Borrower or any of its Subsidiaries relating thereto extinguished, and (ii) all commitments to extend credit under the agreements and instruments relating to the Existing Senior Credit Facility shall be terminated; and the Administrative Agent shall have received evidence of the foregoing satisfactory to it, including an escrow agreement or payoff letter executed by the lenders or the agent under the Existing Senior Credit Facility.

(h)           Since December 31, 2010, both immediately before and after giving effect to the consummation of the transactions contemplated by this Agreement, there shall not have occurred any Material Adverse Change with respect to the Borrower or any event, condition or state of facts that is reasonably likely to result in a Material Adverse Change with respect to the Borrower.

(i)           The Borrower shall have paid (i) to Wells Fargo, the fees required under the Fee Letter to be paid on the Closing Date, in the amounts due and payable on the Closing Date as required by the terms thereof, (ii) to the Administrative Agent, the initial payment of the annual administrative fee described in and pursuant to the Fee Letter, and (iii) all other fees and reasonable expenses of the Administrative Agent and the Lenders required hereunder or under any other Credit Document to be paid on or prior to the Closing Date (including reasonable fees and expenses of counsel) in connection with this Agreement, the other Credit Documents and the transactions contemplated thereby.

(j)           The Administrative Agent shall have received the financial statements as described in Sections 4.11(a) and 4.11(c), all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(k)           The Administrative Agent shall have received a Covenant Compliance Worksheet, duly completed and certified by the chief financial officer of the Borrower and in form and substance reasonably satisfactory to the Administrative Agent, demonstrating compliance with the financial covenants set forth in Sections 6.1 through 6.3.

(l)           The Administrative Agent shall be reasonably satisfied with the actuarial review and valuation statement of, and opinion as to the adequacy of, the loss and loss adjustment expense reserve positions as of December 31, 2010 of each Insurance Subsidiary, with respect to its insurance business then in force, prepared and given by an independent actuarial firm reasonably acceptable to the Administrative Agent; and such review, valuation and opinion shall not differ in any material and negative respect from any such materials previously delivered to the Administrative Agent.

(m)           The Administrative Agent shall have received satisfactory confirmation from A.M. Best & Company that the current rating of each Insurance Subsidiary that is rated as of the Closing Date is “A-” or better.

(n)           The Administrative Agent shall have received an Account Designation Letter, together with written instructions from an Authorized Officer, including wire transfer information, directing the payment of the proceeds of any Loan to be made hereunder.

(o)           The Administrative Agent shall have received such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby as it shall have reasonably requested.

3.2           Conditions of All Borrowings.  The obligation of each Lender to make any Loans hereunder, including the initial Borrowing, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

(a)           The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.2(b);

(b)           Each of the representations and warranties contained in Article IV and in the other Credit Documents qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date, both immediately before and after giving effect to the Loans to be made on such date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date); and

(c)           No Default or Event of Default shall have occurred and be continuing on such Borrowing Date, both immediately before and after giving effect to the Loans to be made on such Borrowing Date.

Each giving of a Notice of Borrowing and the consummation of each Borrowing shall be deemed to constitute a representation by the Borrower that the statements contained in Sections 3.2(b) and 3.2(c) are true, both as of the date of such notice or request and as of the relevant Borrowing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to extend the credit contemplated hereby, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

4.1          Corporate Organization and Power.  The Borrower and each of its Significant Subsidiaries (i) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the requisite power and authority to execute, deliver and perform the Credit Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to transact business as a non-domestic entity and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

4.2          Authorization; Enforceability.  The Borrower has taken, or on the Closing Date will have taken, all necessary corporate action to execute, deliver and perform each of the Credit Documents to which it is or will be a party, and has, or on the Closing Date (or any later date of execution and delivery) will have, validly executed and delivered each of the Credit Documents to which it is or will be a party.  This Agreement constitutes, and each of the other Credit Documents upon execution and delivery will constitute, the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing.

4.3          No Violation.  The execution, delivery and performance by the Borrower of this Agreement and each of the other Credit Documents to which it is or will be a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its articles or certificate of incorporation or bylaws or contravene any other material Requirements of Law applicable to it, (ii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any Material Contract to which it is a party, by which it or any of its properties is bound or to which it is subject, (iii) result in a revocation, suspension, termination, impairment, probation, limitation, non-renewal, forfeiture, declaration of ineligibility, loss of status of, or loss of any other rights with respect to, any Licenses applicable to the business, operations or properties of the Borrower and its respective Subsidiaries except where the revocation, suspension, termination, impairment, probation, limitation, non-renewal, forfeiture, declaration of ineligibility, loss of status of, or loss of any other rights with respect to, any License would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, or (iv) result in or require the creation or imposition of any Lien upon any of its properties or assets.

4.4          Governmental and Third-Party Authorization; Permits.

(a)           No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by the Borrower of this Agreement or any of the other Credit Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof, other than (i) consents, authorizations and filings that have been (or on or prior to the Closing Date will have been) made or obtained and that are (or on the Closing Date will be) in full force and effect, and (ii) consents and filings the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)          The Borrower and each of its Significant Subsidiaries has all governmental approvals, Licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those the failure to obtain which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

4.5          Litigation.  In the ordinary course of conducting business, the Borrower and its Subsidiaries are named as defendants in various actions, investigations, suits or legal proceedings.  Although the ultimate outcome of such actions, investigations, suits or legal proceedings is not presently determinable, the Borrower reasonably believes that the total aggregate amount that it will ultimately have to pay, if all such actions, investigations, suits or legal proceedings were adversely determined, will not have a Material Adverse Effect.

4.6           Taxes.  The Borrower and each of its Subsidiaries has timely filed all federal and other material state and local tax returns and reports required to be filed by it and has paid all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than those that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP.  Such returns accurately reflect in all material respects all liability for material taxes of the Borrower and each of its Subsidiaries for the periods covered thereby.  Except as set forth in Schedule 4.6, there are no ongoing audits or examinations or, to the knowledge of the Borrower, other investigations by any Governmental Authority of a material tax liability of the Borrower or any of its Subsidiaries.  There are no unresolved claims by any Governmental Authority concerning the tax liability of the Borrower or any of its Subsidiaries for any period for which tax returns have been or were required to have been filed, other than claims for which adequate reserves have been established in accordance with GAAP. Except as set forth on Schedule 4.6, neither the Borrower nor any of its Subsidiaries has waived or extended or has been requested to waive or extend the statute of limitations relating to the payment of any taxes.

4.7          Subsidiaries.  Schedule 4.7 sets forth a list, as of the Closing Date, of all of the Subsidiaries of the Borrower and, as to each such Subsidiary, the percentage ownership (direct and indirect) of the Borrower and each direct owner thereof.  Except for the ownership interests expressly indicated on Schedule 4.7, there are no ownership interests, warrants, rights, options or other equity securities, or other Capital Stock of any Subsidiary of the Borrower outstanding or reserved for any purpose.  All outstanding ownership interests of each Subsidiary of the Borrower are duly and validly issued, fully paid and nonassessable.

4.8          Full Disclosure.  All factual information heretofore or contemporaneously furnished to the Administrative Agent or any Lender in writing by or on behalf of the Borrower or any of its Subsidiaries for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all other such factual information hereafter furnished to the Administrative Agent or any Lender in writing by or on behalf of the Borrower or any of its Subsidiaries will be, true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been amended or supplemented, on the date as of which any such amendment or supplement is dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such information was provided, not misleading.

4.9          Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.  No proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose in a manner that would violate or be inconsistent with Regulations T, U or X or any provision of the Exchange Act.

4.10        No Material Adverse Change.  There has been no Material Adverse Change since December 31, 2010, and there exists no event, condition or state of facts that is reasonably likely to result in a Material Adverse Change.

4.11        Financial Matters.

(a)           The Borrower has prepared, and has heretofore furnished to the Administrative Agent copies of (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2010 and 2009, and the related statements of income, cash flows and stockholders’ equity for the fiscal years then ended, together with the opinion of KPMG LLP thereon, and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2011, and the related statements of income, cash flows and stockholders’ equity for the three-month period then ended.  Such financial statements have been prepared in accordance with GAAP (subject, with respect to the unaudited financial statements, to the absence of notes required by GAAP and to normal year-end adjustments) and present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the respective periods then ended.  Except as fully reflected in (x) the most recent financial statements referred to above and the notes thereto, (y) the financial statements previously delivered pursuant to Section 5.1, or (z) any Form 8-K filed by the Borrower with the SEC and previously delivered by the Borrower to the Administrative Agent, there were, as of the date of the most recent financial statements described in the immediately foregoing clause (x) or (y) or, if later, the date of the most recently delivered Form 8-K, no material liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect, and since the date thereof neither the Borrower nor any Subsidiary has incurred any liabilities or obligations that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

(b)          The Borrower, after giving effect to the consummation of the transactions contemplated hereby, (i) has capital sufficient to carry on its businesses as conducted and as proposed to be conducted, (ii) has assets with a fair saleable value, determined on a going concern basis, (y) not less than the amount required to pay the probable liability on its existing debts as they become absolute and matured and (z) greater than the total amount of its liabilities (including identified contingent liabilities, valued at the amount that can reasonably be expected to become absolute and matured), and (iii) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature.

(c)           The Borrower has heretofore furnished to the Administrative Agent copies of (i) the Annual Statements of each of its Insurance Subsidiaries as of December 31, 2010 and 2009, and for the fiscal years then ended, as applicable, and (ii) the Quarterly Statements of each of its Insurance Subsidiaries as of the end of the first fiscal quarter of 2011, and for the end of the fiscal quarter then ended, each as filed with the relevant Insurance Regulatory Authority (collectively, the “Historical Statutory Statements”).  The Historical Statutory Statements (including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) have been prepared in accordance with SAP where required (except as may be reflected in the notes thereto and subject, with respect to the Quarterly Statements, to the absence of notes required by SAP and to normal year-end adjustments), were in compliance with applicable Requirements of Law when filed and present fairly in all material respects the financial condition of the respective Insurance Subsidiaries covered thereby as of the respective dates thereof and the results of operations, changes in capital and surplus and cash flow of the respective Insurance Subsidiaries covered thereby for the respective periods then ended.  Except for liabilities and obligations disclosed or provided for in the Historical Statutory Statements (including, without limitation, reserves, policy and contract claims and statutory liabilities), no Insurance Subsidiary had, as of the date of its respective Historical Statutory Statements, any material liabilities or obligations of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that, in accordance with SAP, would have been required to have been disclosed or provided for in such Historical Statutory Statements.  All books of account of each Insurance Subsidiary fairly disclose all of its material transactions, properties, assets, investments, liabilities and obligations, are in its possession and are true, correct and complete in all material respects.

4.12        Ownership of Properties.  The Borrower and each of its Subsidiaries (i) has good and marketable title to all real property owned by it, (ii) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, (iii) possesses or has rights to use licenses, patents, copyrights, trademarks, service marks, trade names and other assets sufficient to enable it to continue to conduct its business substantially as heretofore conducted and without any material conflict with the rights of others, and (iv) has good title to all of its other properties and assets, in each case under (i), (ii), (iii) and (iv) above free and clear of all Liens other than Permitted Liens.

4.13        ERISA.

(a)           Except as would not result in a material liability to the Borrower, each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA with respect to each Plan, and each Plan is and has been administered in compliance in all material respects with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Internal Revenue Code.  No ERISA Event giving rise to any material liabilities to the Borrower or any of its ERISA Affiliates (i) has occurred and is continuing, or (ii) to the knowledge of the Borrower, is reasonably expected to occur with respect to any Plan.  Except as would not reasonably be expected to result in a Material Adverse Effect, no Plan has any material Unfunded Pension Liability as of the most recent annual valuation date applicable thereto, and neither the Borrower nor any ERISA Affiliate has engaged in a transaction that is subject to Section 4069 or 4212(c) of ERISA.

(b)           Neither the Borrower nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan with respect to which any material liability remains unpaid, and neither the Borrower nor any ERISA Affiliate would become subject to any material liability under ERISA if the Borrower or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the most recent valuation date.  No Multiemployer Plan is in “reorganization” or is “insolvent” within the meaning of such terms under ERISA Sections 4241 and 4245, respectively.

4.14        Environmental Matters.

(a)           Except as set forth on Schedule 4.14(a), no Hazardous Substances are or have been generated, used, located, released, treated, disposed of or stored by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, by any other Person (including any predecessor in interest) or otherwise, in, on or under any portion of any real property, leased or owned, of the Borrower or any of its Subsidiaries, except in material compliance with all applicable Environmental Laws, and no portion of any such real property or, to the knowledge of the Borrower, any other real property at any time leased, owned or operated by the Borrower or any of its Subsidiaries has been contaminated by any Hazardous Substance; and no portion of any real property, leased or owned, of the Borrower or any of its Subsidiaries has been or is presently the subject of an environmental audit, assessment or remedial action.

(b)          No portion of any real property, leased or owned, of the Borrower or any of its Subsidiaries has been used by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, by any other Person, as or for a mine, a landfill, a dump or other disposal facility, a gasoline service station, or (other than for petroleum substances stored in the ordinary course of business) a petroleum products storage facility; no portion of such real property or any other real property at any time leased, owned or operated by the Borrower or any of its Subsidiaries has, pursuant to any Environmental Law, been placed on the “National Priorities List” or “CERCLIS List” (or any similar federal, state or local list) of sites subject to possible environmental problems; and, except as set forth on Schedule 4.14(b), there are not and, to the knowledge of the Borrower has never been, any underground storage tanks situated on any real property, leased or owned, of the Borrower or any of its Subsidiaries.

(c)           All activities and operations of the Borrower and its Subsidiaries are in compliance with the requirements of all applicable Environmental Laws, except to the extent the failure so to comply, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.  The Borrower and each of its Subsidiaries has obtained all licenses and permits under Environmental Laws necessary to its respective operations and the Borrower and each of its Subsidiaries is in compliance with all terms and conditions of such licenses and permits, except for such licenses and permits the failure to obtain, maintain or comply with which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries is involved in any suit, action or proceeding, or has received any notice, complaint or other request for information from any Governmental Authority or other Person, with respect to any actual or alleged Environmental Claims that, if adversely determined, would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect; and, to the knowledge of the Borrower, there are no threatened actions, suits, proceedings or investigations with respect to any such Environmental Claims, nor any basis therefor.

4.15        Compliance With Laws.  The Borrower and its Subsidiaries has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority and Insurance Regulatory Authority, as the case may be, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except for such Requirements of Law the failure to comply with which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

4.16        Investment Company Act. Neither the Borrower nor any of its Subsidiaries is required to be registered as an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.17        Insurance.  The assets, properties and business of the Borrower and its Subsidiaries are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

4.18        Material Contracts.  Schedule 4.18 lists, as of the Closing Date, each “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Exchange Act) to which the Borrower or any of its Subsidiaries is a party, by which any of them or their respective properties is bound or to which any of them is subject (collectively, “Material Contracts”), and also indicates the parties and date thereof.  As of the Closing Date, (i) assuming the due authorization, execution and delivery by the other parties thereto, each Material Contract is in full force and effect and is enforceable by the Borrower or the applicable Subsidiary in accordance with its terms against the other parties thereto except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing, and (ii) neither the Borrower nor any of its Subsidiaries (nor, to the knowledge of the Borrower, any other party thereto) is in material breach of or default under any Material Contract in any material respect or has given notice of termination or cancellation of any Material Contract.

4.19        Reinsurance Agreements.  Each Reinsurance Agreement is in full force and effect; none of the Insurance Subsidiaries and no other party thereto, is in breach of or default under any such contract, other than breaches and defaults that involve immaterial amounts or are being contested in good faith and by proper proceedings; and the Borrower has no reason to believe that the financial condition of any other party to any such contract is impaired such that a default thereunder by such party could reasonably be anticipated.  Each Reinsurance Agreement is qualified under all applicable Requirements of Law to receive the statutory credit assigned to such Reinsurance Agreement in the relevant Annual Statement or Quarterly Statement at the time prepared, except where the failure to receive such statutory credit is not reasonably likely to have a Material Adverse Effect.  There are no assumption reinsurance contracts or arrangements entered into by any Insurance Subsidiary in which an Insurance Subsidiary has ceded risk to any other Person which are material, individually or in the aggregate, to the Borrower or its Subsidiaries, taken as a whole.

4.20        OFAC; Anti-Terrorism Laws.  Neither the Borrower nor any of its Subsidiaries (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries.  No part of the proceeds of any Loan hereunder will knowingly be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(b)          Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  Each of the Borrower and its Subsidiaries is in compliance in all material respects with the PATRIOT Act.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitments and the payment in full of all principal and interest with respect to the Loans together with all other fees, reasonable expenses and other amounts then due and owing hereunder:

5.1          Financial Statements.  The Borrower will deliver to the Administrative Agent and the Administrative Agent shall promptly deliver to each Lender:

(a)           As soon as available and in any event within the earlier of ten (10) days after filing with the Securities Exchange Commission and fifty-five (55) days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the first fiscal quarter ending after the date hereof, unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and unaudited consolidated statements of income, cash flows and stockholders’ equity for the Borrower and its Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case setting forth comparative consolidated figures as of the end of and for the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter; and

(b)           As soon as available and in any event within the earlier of ten (10) days after filing with the Securities Exchange Commission and one hundred (100) days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2011, an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and audited consolidated statements of income, cash flows and stockholders’ equity for the Borrower and its Subsidiaries for the fiscal year then ended, including the notes thereto, in each case setting forth comparative figures as of the end of and for the preceding fiscal year, all in reasonable detail and certified by the independent certified public accounting firm regularly retained by the Borrower or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, together with (y) a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly the consolidated financial condition and results of operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year, and (z) a report by such accountants to the effect that, based on and in connection with their examination of the financial statements of the Borrower and its Subsidiaries, they obtained no knowledge of the occurrence or existence of any Default or Event of Default relating to accounting or financial reporting matters, or a statement specifying the nature and period of existence of any such Default or Event of Default disclosed by their audit; provided, however, that such accountants shall not be liable by reason of the failure to obtain knowledge of any Default or Event of Default that would not be disclosed or revealed in the course of their audit examination.

5.2           Statutory Financial Statements.  The Borrower will deliver to the Administrative Agent and the Administrative Agent shall promptly deliver to each Lender:

(a)           As soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the first fiscal quarter ending after the date hereof, a Quarterly Statement of each Insurance Subsidiary as of the end of such fiscal quarter and for that portion of the fiscal year then ended, in the form filed with the relevant Insurance Regulatory Authority, prepared in accordance with SAP;

(b)           As soon as available and in any event within one hundred five (105) days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2011, an Annual Statement of each Insurance Subsidiary as of the end of such fiscal year and for the fiscal year then ended, in the form filed with the relevant Insurance Regulatory Authority, prepared in accordance with SAP; and

(c)           As soon as available and in any event within one hundred thirty-five (135) days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2011, the combined Annual Statement of the Insurance Subsidiaries as of the end of such fiscal year and for the fiscal year then ended, in the form filed with the relevant Insurance Regulatory Authority, prepared in accordance with SAP.

5.3           Other Business and Financial Information.  The Borrower  will deliver, or cause to be delivered, to the Administrative Agent and the Administrative Agent shall promptly deliver to each Lender:

(a)           Concurrently with each delivery of the financial statements described in Sections 5.1 and 5.2, a Compliance Certificate in substantially the form of Exhibit C with respect to the period covered by the financial statements then being delivered, executed by a Financial Officer of the Borrower, together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Sections 6.1 through 6.3 as of the last day of the period covered by such financial statements;

(b)           Promptly upon filing with the relevant Insurance Regulatory Authority and in any event within one hundred five (105) days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2011, a copy of each Insurance Subsidiary’s “Statement of Actuarial Opinion” (or equivalent information should the relevant Insurance Regulatory Authority not require such a statement) as to the adequacy of such Insurance Subsidiary’s loss reserves for such fiscal year, together with a copy of its management discussion and analysis in connection therewith, each in the format prescribed by the applicable insurance laws of such Insurance Subsidiary’s jurisdiction of domicile;

(c)           Promptly upon the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that the Borrower or any of its Subsidiaries shall send or make available generally to its shareholders, (ii) all regular, periodic and special reports, registration statements and prospectuses (other than on Form S-8) that the Borrower or any of its Subsidiaries shall render to or file with the SEC, the National Association of Securities Dealers, Inc. or any national securities exchange, and (iii) all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Borrower or any of their respective Subsidiaries;

(d)           Promptly upon (and in any event within five (5) Business Days after) any Responsible Officer of the Borrower obtaining knowledge thereof, written notice of any of the following:

(i)           the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of the Borrower specifying the nature of such Default or Event of Default, the period of existence thereof and the action that the Borrower has taken and proposes to take with respect thereto;

(ii)          the institution or threatened institution of any action, suit, investigation or proceeding against or affecting the Borrower or any of its Subsidiaries, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), that would, if adversely determined, be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to Section 4.5 or this Section 5.3(d)(ii);

(iii)         the receipt by the Borrower or any of its Subsidiaries from any Governmental Authority or Insurance Regulatory Authority of (y) any written notice asserting any failure by the Borrower or any of its Subsidiaries to be in compliance with applicable Requirements of Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or that threatens the taking of any action against the Borrower or any of its Subsidiaries or sets forth circumstances that, if taken or adversely determined, would be reasonably likely to have a Material Adverse Effect, or (z) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of the Borrower or any of its Subsidiaries, where such action would be reasonably likely to have a Material Adverse Effect;

(iv)         the occurrence of any ERISA Event which has resulted in or could reasonably be expected to result in material liability to the Borrower or any of its Subsidiaries, together with (x) a written statement of a Responsible Officer of the Borrower, specifying the details of such ERISA Event and the action that the Borrower has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that is required to be filed by the Borrower or any ERISA Affiliate, as applicable, with the PBGC and (z) a copy of any notice delivered by the PBGC to the Borrower or its ERISA Affiliate, as the case may be, with respect to such ERISA Event;

(v)          the occurrence of any material default under, or any proposed or threatened termination or cancellation of, any Material Contract or other material contract or agreement to which the Borrower or any of its Subsidiaries is a party, where such default or the termination or cancellation thereof is reasonably likely to have a Material Adverse Effect;

(vi)         the occurrence of any of the following: (x) the assertion of any Environmental Claim against or affecting the Borrower or any of its Subsidiaries or any of their respective real property, leased or owned; (y) the receipt by the Borrower or any of its Subsidiaries of notice of any alleged violation of or noncompliance with any Environmental Laws; or (z) the taking of any remedial action by the Borrower, any of its Subsidiaries or any other Person in response to the actual or alleged generation, storage, release, disposal or discharge of any Hazardous Substances on, to, upon or from any real property leased or owned by the Borrower or any of its Subsidiaries; but in each case under clauses (x), (y) and (z) above, only to the extent the same would be reasonably likely to have a Material Adverse Effect;

(vii)        the occurrence of any actual changes in any insurance statute or regulation governing the investment or dividend practices of any Insurance Subsidiary that would be reasonably likely to have a Material Adverse Effect; and

(viii)       any other matter or event that has, or would be reasonably likely to have, a Material Adverse Effect, together with a written statement of a Responsible Officer of the Borrower setting forth the nature and period of existence thereof and the action that the Borrower has taken and proposes to take with respect thereto;

(e)           Promptly, notice of (i) the occurrence of any material amendment or modification (other than expiration) to any Reinsurance Agreement (whether entered into before or after the Closing Date), including any such agreements that are in a runoff mode on the Closing Date, which amendment or modification would be reasonably likely to have a Material Adverse Effect, or (ii) the receipt by the Borrower or any of its Subsidiaries of any written notice of any denial of coverage or claim, litigation or arbitration with respect to any Reinsurance Agreement to which it is a ceding party which would be reasonably likely to have a Material Adverse Effect; and

(f)           As promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of the Borrower or any of its Subsidiaries as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

5.4          Existence; Franchises; Maintenance of Properties.  The Borrower will, and will cause each of its Subsidiaries to, (i) maintain and preserve in full force and effect their respective organizational or corporate existence, except as expressly permitted otherwise by Section 7.1, (ii) obtain, maintain and preserve in full force and effect all other rights, Licenses, franchises, permits, certifications, approvals, authorizations required by Governmental Authorities or the Insurance Regulatory Authority, as the case may be, and necessary to the ownership, occupation or use of their respective properties or the conduct of their respective business, except to the extent the failure to do so would not be reasonably likely to have a Material Adverse Effect, and (iii) keep all material properties in good working order and condition (normal wear and tear excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced or where the failure to so comply with this clause (iii) is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

5.5          Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of their respective business and the ownership and operation of their respective properties, except to the extent the failure so to comply would not be reasonably likely to have a Material Adverse Effect.

5.6          Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, (i) pay all liabilities and obligations as and when due (subject to any applicable subordination provisions), except to the extent failure to do so would not be reasonably likely to have a Material Adverse Effect, and (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon them, upon their respective income or profits or upon any of their respective properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, might become a Lien upon any of the properties of the Borrower; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which the Borrower or such Subsidiary is maintaining adequate reserves with respect thereto in accordance with GAAP or SAP, as the case may be.

5.7          Insurance.  The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated.

5.8          Maintenance of Books and Records; Inspection.  The Borrower will, and will cause each of its Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to their respective business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP or SAP, as the case may be, and in compliance with the requirements of any Governmental Authority having jurisdiction over them, and (ii) subject to Section 10.11, permit employees or agents of the Administrative Agent or any Lender, at their expense, to inspect their respective properties and examine or audit their respective books and records and make copies and abstracts of them, and to discuss their respective affairs, finances and accounts with their respective officers and employees and the independent public accountants of the Borrower and its Subsidiaries (and by this provision the Borrower authorizes such accountants to discuss the finances and affairs of the Borrower and its Subsidiaries), all at such times and from time to time, upon at least five (5) Business Days’ advance notice to the Borrower and during regular business hours; provided that (i) if an Event of Default has occurred and is continuing, advance notice to the Borrower is only required to be given by 12:00 p.m., Charlotte time, the day preceding such intended inspection, (ii) the Lenders shall coordinate the exercise of their visitation and inspection rights under this Section 5.8 through the Administrative Agent, and (iii) unless an Event of Default has occurred and is continuing, the Lenders shall limit the exercise of visitation and inspection rights to one time per calendar year.

5.9          Permitted Acquisitions.  Subject to the requirements contained in the definition of Permitted Acquisition, and subject to the other terms and conditions of this Agreement, the Borrower may from time to time on or after the Closing Date effect Permitted Acquisitions; provided that with respect to each Permitted Acquisition no Default or Event of Default shall have occurred and be continuing at the time of the consummation of such Permitted Acquisition or would exist immediately after giving effect thereto.

5.10        Internal Control Event. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of the occurrence of any Internal Control Event, the Borrower shall provide to the Administrative Agent written notice of the occurrence of such Internal Control Event, together with a written statement of a Responsible Officer of the Borrower specifying the nature of such Internal Control Event, and the action that the Borrower has taken and proposes to take with respect thereto, and the Borrower shall diligently take any and all such actions to cure such Internal Control Event in a timely manner.  The Administrative Agent shall promptly notify each Lender after receiving any such notice from the Borrower.

5.11        Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents and to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Credit Documents.

5.12        OFAC, PATRIOT Act Compliance.  The Borrower will, and will cause each of its Subsidiaries to, (i) refrain from knowingly doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.

ARTICLE VI

FINANCIAL COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitments and the payment in full of all principal and interest with respect to the Loans together with all other fees, reasonable expenses and other amounts then due and owing hereunder:

6.1          Minimum Consolidated Net Worth.  Consolidated Net Worth shall be at all times an amount not less than the sum of (i) $770,000,000, plus (ii) 50% of Consolidated Net Income for each fiscal quarter (beginning with the fiscal quarter ending March 31, 2011) for which Consolidated Net Income (measured at the end of each such fiscal quarter) is a positive amount plus (iii) 50% of the aggregate increases in shareholders’ equity of the Borrower by reason of the issuance or sale of Capital Stock of the Borrower or any Subsidiary or other capital contributions realized or received after December 31, 2010.

6.2          Maximum Consolidated Debt to Total Capitalization.  The ratio of Consolidated Indebtedness to Consolidated Total Capital shall not be greater than 0.35 to 1.0 at any time.

6.3          Minimum Combined Statutory Surplus.  Combined Statutory Surplus shall be at all times an amount not less than $750,000,000 for the period from the Closing Date through the Maturity Date.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitments and the payment in full of all principal and interest with respect to the Loans together with all other fees, expenses and other amounts then due and owing hereunder:

7.1          Merger; Consolidation; Dissolution.  The Borrower will not, and will not permit or cause any of its Significant Subsidiaries to, without the written consent of the Required Lenders, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination; provided, however, that:

(i)           the Borrower may merge or consolidate with another Person so long as (x) the Borrower is the surviving entity, (y) unless such other Person is a Wholly Owned Subsidiary immediately prior to giving effect thereto, the applicable conditions and requirements of Section 5.9 shall be satisfied, and (z) immediately after giving effect thereto, no Default or Event of Default would exist;

(ii)           any Subsidiary may merge or consolidate with another Person so long as (x) the surviving entity is the Borrower or a Subsidiary, (y) unless such other Person is a Wholly Owned Subsidiary immediately prior to giving effect thereto, the applicable conditions and requirements of Section 5.9 shall be satisfied, and (z) immediately after giving effect thereto, no Default or Event of Default would exist; and

(iii)           any Subsidiary may liquidate, wind-up or dissolve so long as all of the assets of such Subsidiary are transferred to the Borrower or a Subsidiary.

7.2          Indebtedness.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, without the written consent of the Required Lenders, create, incur, assume or suffer to exist any Indebtedness other than:

(i)           Indebtedness incurred under this Agreement and the Notes;

(ii)           Indebtedness incurred in connection with Hybrid Equity Securities;

(iii)         accrued expenses (including salaries, accrued vacation and other compensation), current trade or other accounts payable and other current liabilities arising in the ordinary course of business and not incurred through the borrowing of money; provided that the same shall be paid when due except to the extent being contested in good faith and by appropriate proceedings;

(iv)         loans and advances (A) by the Borrower or any Subsidiary to any other Subsidiary or (B) by any Subsidiary to the Borrower in an aggregate amount not to exceed ten percent (10%) of such Subsidiary’s admitted assets for the immediately preceding calendar year (as reflected on the Annual Statement of such Subsidiary);

(v)          purchase money Indebtedness of the Borrower and its Subsidiaries incurred solely to finance the payment of all or part of the purchase price of any equipment, real property or other fixed assets acquired in the ordinary course of business, including Indebtedness in respect of capital lease obligations, and any renewals, refinancings or replacements thereof (subject to the limitations on the principal amount thereof set forth in this clause (v)), which Indebtedness shall not exceed $33,000,000 in aggregate principal amount outstanding at any time;

(vi)         Indebtedness in connection with Permitted Liens;

(vii)        Indebtedness existing on the Closing Date and described in Schedule 7.2 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier final maturity date;

(viii)       Indebtedness of the Borrower or any Subsidiary in connection with securities lending arrangements with financial institutions in the ordinary course of business;

(ix)          Indebtedness of each Insurance Subsidiary that is a member of a Federal Home Loan Bank (each, a “FHLB Subsidiary”) incurred in connection with loans from the Federal Home Loan Bank of which such FHLB Subsidiary is a member (the “FHLB Indebtedness”), in each case pursuant to the terms of such membership; provided that the aggregate amount of FHLB Indebtedness incurred by each FHLB Subsidiary shall not at any time exceed ten percent (10%) of such FHLB Subsidiary’s admitted assets for the immediately preceding calendar year (as reflected on the Annual Statement of such FHLB Subsidiary);

(x)           Indebtedness of the Borrower and Wantage Avenue Holding Company, Inc. (“WAHC”), in an aggregate amount not to exceed $40,000,000, incurred in connection with the Borrower’s acquisition of WAHC from Selective Insurance Company of America; and

(xi)          other Indebtedness incurred by the Borrower; provided that (A) immediately after giving effect to the incurrence thereof, the Borrower shall be in compliance with the financial covenant contained in Section 6.2 and (B) at the time of incurrence thereof, no Default or Event of Default shall have occurred and be continuing.

7.3          Liens.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, without the written consent of the Required Lenders, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or file or authorize the filing of, or permit to remain in effect if known to Borrower, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, other than the following (collectively, “Permitted Liens”):

(i)           Liens in existence on the Closing Date and set forth on Schedule 7.3;

(ii)          Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, and other similar Liens incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(iii)         Liens (other than any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default under Section 8.1(i)) incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

(iv)         Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(v)          Liens securing the purchase money Indebtedness permitted under Section 7.2(v); provided that any such Lien (y) shall not exceed the greater of (A) the fair market value of such property or (B) the cost thereof to the Borrower or such Subsidiary and (z) shall not encumber any other property of the Borrower or any of its Subsidiaries;

(vi)         any attachment or judgment Lien not constituting an Event of Default under Section 8.1(h) that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(vii)        Liens arising from the filing, for notice purposes only, of financing statements in respect of true leases;

(viii)       Liens on Borrower Margin Stock, to the extent the fair market value thereof exceeds 25% of the fair market value of the assets of the Borrower and its Subsidiaries (including Borrower Margin Stock);

(ix)          Liens in favor of the Federal Home Loan Banks securing the FHLB Indebtedness permitted under Section 7.2(ix);

(x)           Lien on the Borrower’s corporate headquarters located at 40 Wantage Avenue, Branchville, New Jersey 07890 in favor of Selective Insurance Company of America securing the Indebtedness permitted under Section 7.2(x); and

(xi)          with respect to any real property occupied by the Borrower or any of its Subsidiaries, all easements, rights of way, licenses and similar encumbrances on title that do not materially impair the use of such property for its intended purposes.

7.4          Disposition of Assets.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, without the written consent of the Required Lenders, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) all or any portion of its assets, business or properties (including, without limitation, any Capital Stock of any Subsidiary) or enter into any arrangement with any Person providing for the lease by the Borrower or any Subsidiary as lessee of any asset that has been sold or transferred by the Borrower or such Subsidiary to such Person, except for:

(i)           sales of inventory and licenses or leases of intellectual property and other assets, in each case in the ordinary course of business;

(ii)           the sale or exchange of used or obsolete equipment to the extent (y) the proceeds of such sale are applied towards, or such equipment is exchanged for, replacement equipment or (z) such equipment is no longer necessary for the operations of the Borrower or its applicable Subsidiary in the ordinary course of business;

(iii)          the sale by the Borrower and its Subsidiaries of (x) the capital stock or all or any portion of the assets, business or properties of a Subsidiary that is not a Significant Subsidiary; and (y) any asset or group of assets of any Significant Subsidiary constituting less than (A) in any single transaction or series of related transactions, fifteen percent (15%) of Consolidated Net Worth as of the last day of the fiscal quarter ending on or immediately prior to the date of such sale, and (B) during the term of this Agreement, in the aggregate with all such other sales pursuant to this Section 7.4(iii), thirty percent (30%) of Consolidated Net Worth as of the end of the immediately preceding fiscal quarter ending on or immediately prior to the date of such sale; provided, in the case of any sale pursuant to this Section 7.4(iii) that immediately after giving effect thereto, no Default or Event of Default would exist; and

(iv)          the sale, lease or other disposition of assets by a Subsidiary of the Borrower to the Borrower or to any of its Subsidiaries if, immediately after giving effect thereto, no Default or Event of Default would exist.

7.5          Investments and Acquisitions.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, without the written consent of the Required Lenders, purchase, own, invest in or otherwise acquire any Capital Stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or purchase or otherwise acquire (whether in one or a series of related transactions) any portion of the assets, business or properties of another Person (including pursuant to an Acquisition), or create or acquire any Subsidiary, or become a partner or joint venturer in any partnership or joint venture (collectively, “Investments”), other than:

(i)           Investments by the Borrower and its Subsidiaries to the extent permitted under applicable Requirements of Law and in compliance at all times with the: (x) all applicable insurance laws and regulations of any other relevant jurisdictions relating to investments by an Insurance Subsidiary and (y) the limitations set forth in the Investment Policy;

(ii)          any Investment by the Borrower, provided (y) that during the term of this Agreement, any such Investment pursuant to this Section 7.5(ii) does not exceed in the aggregate with all other Investments pursuant to this Section 7.5(ii) twenty-five percent (25%) of Consolidated Net Worth as of the end of the immediately preceding fiscal quarter ending on or immediately prior to the date of any such Investment, and (z) that immediately after giving effect thereto, no Default or Event of Default would exist; and

(iii)         Permitted Acquisitions.

7.6          Restricted Payments.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or set aside funds for any of the foregoing, except that:

(i)           the Borrower may declare and make dividend payments or other distributions payable solely in its common stock;

(ii)           the Borrower may declare and pay cash dividends and distributions so long as immediately before the payment thereof, and after giving effect to the payment thereto, no Default or Event of Default has occurred and is continuing;

(iii)         the Borrower may repurchase or otherwise redeem for value any shares of its Capital Stock; provided that, after giving effect to any such repurchase, no Default or Event of Default shall occur or be continuing;

(iv)         the Borrower and its Subsidiaries may declare and pay dividends in respect of any Hybrid Equity Securities if, at the time of and after giving effect to any such payment, no Default or Event of Default has occurred and is continuing; and

(v)          any Subsidiary of the Borrower may declare and make dividend payments or other distributions to the Borrower or another Subsidiary of the Borrower; provided that no dividend payment or other distribution may be made to any Subsidiary of the Borrower to the extent such Subsidiary has any restriction or encumbrance on its ability to make any dividend payment or other distribution to the Borrower.

7.7          Transactions with Affiliates.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of the Borrower or any Subsidiary, except if (i) the terms of the transaction are fair and reasonable, (ii) charges or fees for services performed are reasonable, and (iii) expenses incurred and payment received are allocated in conformity with customary insurance accounting practices consistently; provided, however, that nothing contained in this Section shall prohibit transactions described on Schedule 7.7 or otherwise expressly permitted under this Agreement.

7.8          Lines of Business.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, without the written consent of the Required Lenders (which consent will not be unreasonably withheld or delayed), engage to any material extent in any business other than substantially the same lines of business engaged in by it on the date hereof and businesses and activities reasonably related thereto.

7.9          Certain Amendments.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, amend, modify or change any provision of its articles or certificate of organization or operating agreement, or the terms of any class or series of its Capital Stock, other than in a manner that is not reasonably likely to adversely affect the Lenders in any material respect.

7.10        Limitation on Certain Restrictions.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on the ability of any Subsidiary of the Borrower to make any dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of the Credit Documents or applicable Requirements of Law.

7.11        Fiscal Year  The Borrower will not, and will not permit or cause any of its Subsidiaries to, change the ending date of its fiscal year to a date other than December 31.

7.12        Accounting Changes.  The Borrower will not, and will not permit or cause any of its Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except as may be required or permitted by GAAP or SAP, as the case may be.

7.13        Ratings.  The Borrower (i) will cause each Material Insurance Subsidiary to maintain a Financial Strength Rating at all times and (ii) will not permit or cause the Financial Strength Rating of any Material Insurance Subsidiary to be lower than “A-” at any time.

ARTICLE VIII

EVENTS OF DEFAULT

8.1          Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)           The Borrower shall fail to pay (i) any principal of any Loan when due, or (ii) any interest, any fee or any other Obligation on any Loan within five (5) Business Days after any such amount becomes due in accordance with the terms hereof;

(b)           The Borrower shall fail to observe, perform or comply with any condition, covenant or agreement contained in any of Sections 2.14, 5.2, 5.3(d)(i)-(ii) or 5.4(i) or in Article VI or Article VII;

(c)           The Borrower or any of its Subsidiaries shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Credit Documents other than those enumerated in Sections 8.1(a) and 8.1(b), and such failure (i) is deemed by the terms of the relevant Credit Document to constitute an Event of Default or (ii) shall continue unremedied for any grace period specifically applicable thereto or, if no such grace period is applicable, for a period of thirty (30) days after the earlier of (y) the date on which a Responsible Officer of the Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to the Borrower;

(d)           Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document furnished in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby shall prove to have been false or misleading in any material respect as of the time made, deemed made or furnished;

(e)           The Borrower or any of its Subsidiaries shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period) any principal of or interest on any Indebtedness (other than the Indebtedness incurred pursuant to this Agreement) having an aggregate principal amount of at least $10,000,000, or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness, or any other event shall occur or condition exist in respect thereof, and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Indebtedness (or a trustee or agent on its or their behalf) to cause (with the giving of notice, lapse of time, or both), the Indebtedness referred to in clause (i) to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity;

(f)           The Borrower or any of its Subsidiaries shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code, the insurance laws applicable to any Insurance Subsidiary, or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in Section 8.1(g), (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing;

(g)           Any involuntary petition or case shall be filed or commenced against the Borrower or any of its Subsidiaries seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under the Bankruptcy Code, the insurance laws applicable to any Insurance Subsidiary, or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of sixty (60) days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding;

(h)           Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (exclusive of amounts fully bonded or covered by insurance as to which the surety or insurer, as the case may be, has acknowledged its liability in writing) in excess of $20,000,000 shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective properties and the same shall not be dismissed, stayed or discharged for a period of thirty (30) days or in any event later than five days prior to the date of any proposed sale thereunder;

(i)           Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result thereof, together with all other ERISA Events and other events or conditions then existing, the Borrower and the respective ERISA Affiliates have incurred or would be reasonably likely to incur liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) that has or would be reasonably likely to have a Material Adverse Effect;

(j)           Any one or more Licenses, permits, accreditations or authorizations of the Borrower or any of its Subsidiaries shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by the Borrower or any of its Subsidiaries to be in compliance with applicable Requirements of Law, and such action, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect;

(k)           Except as disclosed in Schedule 4.14(a), any one or more Environmental Claims shall have been asserted against the Borrower or any of its Subsidiaries (or a reasonable basis shall exist therefor); the Borrower has incurred or would be reasonably likely to incur liability as a result thereof; and such liability, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect; or

(l)           Any of the following shall occur: (i) any Person or group of Persons acting in concert as a partnership or other group, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act) of securities of the Borrower representing 25% or more of the combined voting power of the then outstanding securities of the Borrower ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; (ii) the Board of Directors of the Borrower shall cease to consist of a majority of the individuals who constituted the Board of Directors as of the date hereof or who shall have become a member thereof subsequent to the date hereof after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constituted the Board of Directors of the Borrower as of the date hereof (or their replacements approved as herein required); or (iii) Borrower shall cease to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of any of its Significant Subsidiaries and such Capital Stock shall be free and clear of all Liens.

8.2           Remedies: Termination of Commitment, Acceleration, etc.  Upon and at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:

(a)           Declare the Commitment to be terminated, whereupon the same shall terminate (provided that, upon the occurrence of an Event of Default pursuant to Section 8.1(f) or Section 8.1(g), the Commitment shall automatically be terminated);

(b)           Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement, the Notes and the other Credit Documents, shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower; provided that, upon the occurrence of an Event of Default pursuant to Section 8.1(f) or Section 8.1(g), all of the outstanding principal amount of the Loans and all other amounts described in this Section 8.2(b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower); and

(c)           Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.

8.3           Remedies: Set-Off.  In addition to all other rights and remedies available under the Credit Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or any Affiliate thereof different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section 8.3 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Notwithstanding the foregoing, this right of setoff shall not apply to any deposits held by a Borrower or a Subsidiary as to which deposits the Borrower or such Subsidiary is acting in a fiduciary or custodial capacity on behalf of others.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender may setoff or apply any deposits, against any obligation of the Borrower now or hereafter existing under this Agreement or any other Credit Document to such Lender by the Borrower or any Subsidiary, that are held by the Borrower or any Subsidiary in a short-term money market fund of such Administrative Agent or Lender or any of their Affiliates, successors or assigns.

ARTICLE IX

THE ADMINISTRATIVE AGENT

9.1           Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any of its Subsidiaries shall have rights as a third party beneficiary of any of such provisions.

9.2           Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3           Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Affiliate thereof that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it in good faith (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.5 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this

Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying in good faith upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely in good faith upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of any Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5           Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent; provided that such sub-agents are approved in advance by the Borrower (such approval not to be unreasonably withheld or delayed).  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.6           Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed; provided that no such consent shall be required at any time when a Default or Event of Default exists) to appoint a successor Administrative Agent, which shall be a commercial bank that (i) is organized under the laws of the United States of America or any state thereof, (ii) has combined capital and surplus of $500,000,000 and (ii) is “well capitalized” under the applicable bank regulatory standard.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative

Agent meeting the qualifications set forth above and approved in advance by the Borrower (such approval not to be unreasonably withheld or delayed); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.6.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 9.6).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 10.1 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.7           Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

ARTICLE X

MISCELLANEOUS

10.1         Expenses; Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents, including its rights under this Section 10.1.

(b)           The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any of its Subsidiaries arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any of its Subsidiaries against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or any of its Subsidiaries has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.1(a) or Section 10.1(b) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s proportion (based on the percentages as used in determining the Required Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this Section 10.1(c) are subject to the provisions of Section 2.3(c).

(d)           To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or the transactions contemplated hereby or thereby.  No Indemnitee referred to in Section 10.1(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby unless the unintended recipient received such information through the gross negligence or willful misconduct of such Indemnitee.

(e)           All amounts due under this Section shall be payable by the Borrower upon demand therefor.

10.2        Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process.

(a)           This Agreement and the other Credit Documents shall (except as may be expressly otherwise provided in any Credit Document) be governed by, and construed in accordance with, the law of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

(b)           The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York City and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or its properties in the courts of any jurisdiction.

(c)           The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in Section 10.2(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.4.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

10.3         Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.4        Notices; Effectiveness; Electronic Communication.

(a)           Except in the cases of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.4(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)           if to the Borrower or the Administrative Agent, to it at the address (or telecopier number) specified for such person on Schedule 1.1; and

(ii)          if to any Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 10.4(b) shall be effective as provided in Section 10.4(b).

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or other communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto (except that each Lender need not give notice of any such change to the other Lenders in their capacities as such).

10.5        Amendments, Waivers, etc.  No amendment, modification, waiver or discharge or termination of, or consent to any departure by the Borrower from, any provision of this Agreement or any other Credit Document shall be effective unless in a writing signed by the Borrower and the Required Lenders (or by the Administrative Agent at the direction or with the consent of the Required Lenders), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall:

(a)           unless agreed to by each Lender directly affected thereby, (i) reduce or forgive the principal amount of any Loan, reduce the rate of or forgive any interest thereon (provided that only the consent of the Required Lenders shall be required to waive the applicability of any post-default increase in interest rates), or reduce or forgive any fees hereunder (other than fees payable to the Administrative Agent for its own account), (ii) extend the scheduled date for the payment of any principal of or interest on any Loan, the Termination Date or extend the time of payment of any fees hereunder (other than fees payable to the Administrative Agent), or (iii) increase any Commitment of any such Lender over the amount thereof in effect or extend the maturity thereof (it being understood that a waiver of any Default or Event of Default, if agreed to by the Required Lenders, or all Lenders (as may be required hereunder with respect to such waiver), shall not constitute such an increase);

(b)           unless agreed to by all of the Lenders, (i) reduce the percentage of the aggregate Commitments or of the aggregate unpaid principal amount of the Loans, or the number or percentage of Lenders, that shall be required for the Lenders or any of them to take or approve, or direct the Administrative Agent to take, any action hereunder or under any other Credit Document (including as set forth in the definition of “Required Lenders”), (ii) change any other provision of this Agreement or any of the other Credit Documents requiring, by its terms, the consent or approval of all the Lenders for such amendment, modification, waiver, discharge, termination or consent, or (iii) change or waive any provision of Section 2.15, any other provision of this Agreement or any other Credit Document requiring pro rata treatment of any Lenders, or this Section 10.5; and

(c)           unless agreed to by the Administrative Agent in addition to the Lenders required as provided hereinabove to take such action, affect the respective rights or obligations of the Administrative Agent, as applicable, hereunder or under any of the other Credit Documents; and

provided further that the Fee Letter may only be amended or modified, and any rights thereunder waived, in a writing signed by the parties thereto.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the fact that the consent of all Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Obligations, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein.

10.6        Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.6(b), (ii) by way of participation in accordance with the provisions of Section 10.6(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.6(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to the assigning Lender or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, and (B) in any case not described in clause (A) above, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in any case, treating assignments to two or more

Approved Funds under common management as one assignment for purposes of the minimum amounts, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment and/or Loans assigned;

(iii)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment if the assignee is not a Lender, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(iv)         no such assignment shall be made to the Borrower or any Affiliate or Subsidiary thereof; and

(v)          no such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.6(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16(a), 2.16(b), 2.17, and 10.1 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(d).

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address for notices referred to in Schedule 1.1 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any Affiliate or Subsidiary thereof) (each, a “Participant”) in all or a portion of such

Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.5(a) and clauses (i) and (ii) of Section 10.5(b) that affects such Participant.  Subject to Section 10.6(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16(a), 2.16(b) and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.3 as though it were a Lender; provided such Participant agrees to be subject to Section 2.15(b) as though it were a Lender.

(e)           A Participant shall not be entitled to receive any greater payment under Section 2.16(a), Section 2.16(b) or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(f) as though it were a Lender.

(f)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state laws based on the Uniform Electronic Transactions Act.

(h)           Any Lender or Participant may, in connection with any assignment, participation, pledge or proposed assignment, participation or pledge pursuant to this Section 10.6, disclose to the Eligible Assignee, Participant or pledgee or proposed Eligible Assignee, Participant or pledgee any information relating to the Borrower and its Subsidiaries furnished to it by or on behalf of any other party hereto; provided that such Eligible Assignee, Participant or pledgee or proposed Eligible Assignee, Participant or pledgee agrees in writing to keep such information confidential to the same extent required of the Lenders under Section 10.11.

10.7        No Waiver.  The rights and remedies of the Administrative Agent and the Lenders expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise.  No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default.  No course of dealing between the Borrower, the Administrative Agent or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default.  No notice to or demand upon the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

10.8        Survival.  All representations, warranties, covenants and agreements made by or on behalf of the Borrower in this Agreement and in the other Credit Documents shall be considered to have been relied upon by the other parties hereto and survive the execution and delivery hereof or thereof and repayment of all Loans and shall continue in full force and effect as long as any Obligation hereunder shall remain unpaid or unsatisfied.  In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of costs and expenses, including, without limitation, the provisions of Sections 2.16(a), 2.16(b), 2.17, and 10.1 and Article IX, shall survive the payment in full of all Loans, the termination of the Commitments, and any termination of this Agreement or any of the other Credit Documents or any provision hereof or thereof.

10.9        Severability.  To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

10.10      Construction.  The headings of the various articles, sections and subsections of this Agreement and the table of contents have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.  Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control.

10.11      Confidentiality.  Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the

Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement in writing containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its Obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries or Affiliates.  Notwithstanding the foregoing, each of the Administrative Agent and the Lenders agree that they will not trade the securities of the Borrower based upon non-public Information that is received by them.  If the Administrative Agent or a Lender is requested or required to disclose any Information under Section 10.11(b) or Section 10.11(c), the Administrative Agent or Lender, as applicable, will notify Borrower promptly in writing of the terms and circumstances surrounding the request so that Borrower may seek a protective order or other appropriate remedy.  The Administrative Agent or Lender, as applicable, agrees not to oppose any action by Borrower to obtain a protective order or other appropriate remedy and shall cooperate fully with Borrower.  In the event no such protective order or other remedy is obtained, the Administrative Agent or Lender, as applicable, will furnish only the portion legally required.  For purposes of this Section 10.11, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.12      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (except for the Fee Letter).  Except as provided in Section 3.1, this Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Administrative Agent and the Borrower of written notification (including e-mail) of such execution and authorization of delivery thereof.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

10.13      No Fiduciary Relationship Established By Credit Documents.  The Borrower hereby acknowledges that neither the Administrative Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower or any of its Subsidiaries arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower and its Subsidiaries, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

10.14      Disclosure of Information.  The Borrower agrees and consents to the Administrative Agent’s disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications.  Such information will consist of deal terms and other information customarily found in such publications.

10.15      USA Patriot Act Notice.  Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower or any of its Subsidiaries, which information includes the name and address of the Borrower and its Subsidiaries and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and its Subsidiaries in accordance with the PATRIOT Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

SELECTIVE INSURANCE GROUP, INC.

By:	/s/ Dale A. Thatcher
Name:	Dale A. Thatcher
Title:	Executive Vice President and Chief
Financial Officer

Selective Insurance Group, Inc. Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Grainne Pergolini
Name:	Grainne Pergolini
Title:	Portfolio Manager

Selective Insurance Group, Inc. Credit Agreement

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	Steve W. Whitcomb
Name:	Steve W. Whitcomb
Title:	Senior Vice President
Selective Insurance Group, Inc. Credit Agreement

EXHIBIT A

Borrower’s Taxpayer Identification No. _____________

NOTE

$_______________	____________, 2011
Charlotte, North Carolina

FOR VALUE RECEIVED, SELECTIVE INSURANCE GROUP, INC., a New Jersey corporation (the “Borrower”), hereby promises to pay to the order of  (the “Lender”), at the offices of Wells Fargo Bank, National Association (the “Administrative Agent”) located at One Wells Fargo Center, 301 South College Street, Charlotte, North Carolina (or at such other place or places as the Administrative Agent may designate), at the times and in the manner provided in the Credit Agreement, dated as of June 13, 2011 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time parties thereto and Wells Fargo Bank, National Association, as Administrative Agent, the principal sum of __________________________ DOLLARS ($___________), or such lesser amount as may constitute the unpaid principal amount of the Loans made by the Lender, under the terms and conditions of this promissory note (this “Note”) and the Credit Agreement.  The defined terms in the Credit Agreement are used herein with the same meaning.  The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

This Note is one of a series of Notes referred to in the Credit Agreement and is issued to evidence the Loans made by the Lender pursuant to the Credit Agreement.  All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents.  Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Note.

In the event of an acceleration of the maturity of this Note, this Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

The Borrower hereby submits to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York City and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, although the Lender shall not be limited to bringing an action in such courts.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized corporate officer as of the day and year first above written.

[Signature on the following page]

2

SELECTIVE INSURANCE GROUP, INC.

By:
Name:
Title:

EXHIBIT B-1

NOTICE OF BORROWING

___________, 2011

Wells Fargo Bank, National Association,
as Administrative Agent
1525 W. W.T. Harris Blvd.
Building 3A2, Mailcode NC 0680
Charlotte, North Carolina  28262
Attention: Syndication Agency Services

Ladies and Gentlemen:

The undersigned, SELECTIVE INSURANCE GROUP, INC. (the “Borrower”), refers to the Credit Agreement, dated as of June 13, 2011, among the Borrower, certain Lenders from time to time parties thereto, and you, as Administrative Agent for the Lenders (as amended, modified, restated or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), and, pursuant to Section 2.2(b) of the Credit Agreement, hereby gives you, as Administrative Agent, irrevocable notice that the Borrower requests a Borrowing of Loans under the Credit Agreement, and to that end sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(b) of the Credit Agreement:

(i)      The aggregate principal amount of the Proposed Borrowing is $_______________.1

(ii)     The Loans comprising the Proposed Borrowing shall be initially made as [Base Rate Loans] [LIBOR Loans].2

(iii)    [The initial Interest Period for the LIBOR Loans comprising the Proposed Borrowing shall be [one/two/three/six months].]3

(iv)    The Proposed Borrowing is requested to be made on __________________ (the “Borrowing Date”).4

1  Amount of Proposed Borrowing must comply with Section 2.2(b) of the Credit Agreement.

2  Select the applicable Type of Loans.

3  Include this clause in the case of a Proposed Borrowing comprised of LIBOR Loans, and select the applicable Interest Period.

4

The Borrower hereby certifies that the following statements are true and correct on and as of the date hereof and will be true on and as of the Borrowing Date:
A.          Each of the representations and warranties contained in Article IV of the Credit Agreement and in the other Credit Documents qualified as to materiality is and will be true and correct, and each such representation and warranty not so qualified is and will be true and correct in all material respects, in each case on and as of each such date, with the same effect as if made on and as of each such date, both immediately before and after giving effect to the Proposed Borrowing (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date);

B.           No Default or Event of Default has occurred and is continuing or would result from the Proposed Borrowing to be made on the Borrowing Date; and

C.           After giving effect to the Proposed Borrowing, the aggregate principal amount of all Loans outstanding will not exceed the Lenders’ aggregate Commitments.

Very truly yours,

SELECTIVE INSURANCE GROUP, INC.

By:
Name:
Title:

(..continued)
4  Shall be a Business Day which may be the same Business Day if this Notice of Borrowing is received prior to 12:00 p.m. (in the case of Base Rate Loans) or at least three Business Days after the date hereof (in the case of LIBOR Loans).

5

EXHIBIT B-2

NOTICE OF CONVERSION/CONTINUATION

___________, 2011

Wells Fargo Bank, National Association,
as Administrative Agent
1525 W. W.T. Harris Blvd.
Building 3A2, Mailcode NC 0680
Charlotte, North Carolina  28262
Attention: Syndication Agency Services

Ladies and Gentlemen:

The undersigned, SELECTIVE INSURANCE GROUP, INC. (the “Borrower”), refers to the Credit Agreement, dated as of June 13, 2011, among the Borrower, certain Lenders from time to time parties thereto, and you, as Administrative Agent for the Lenders (as amended, modified, restated or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), and, pursuant to Section 2.11(b) of the Credit Agreement, hereby gives you, as Administrative Agent, irrevocable notice that the Borrower requests a [conversion] [continuation]5 of Loans under the Credit Agreement, and to that end sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section 2.11(b) of the Credit Agreement:

(i)      The Proposed [Conversion] [Continuation] is requested to be made on _______________.6

(ii)     The Proposed [Conversion] [Continuation] involves $____________7 in aggregate principal amount of Loans made pursuant to a Borrowing on ________________,8 which Loans are presently maintained as

5  Insert “conversion” or “continuation” throughout the notice, as applicable.

6  Shall be a Business Day at least one Business Day after the date hereof (in the case of any conversion of LIBOR Loans into Base Rate Loans) or at least three Business Days after the date hereof (in the case of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans), and additionally, in the case of any conversion of LIBOR Loans into Base Rate Loans, or continuation of LIBOR Loans, shall be the last day of the Interest Period applicable to such LIBOR Loans.

7  Amount of Proposed Conversion or Continuation must comply with Section 2.11(a) of the Credit Agreement.

8  Insert the applicable Borrowing Date for the Loans being converted or continued.

6

[Base Rate] [LIBOR] Loans and are proposed hereby to be [converted into Base Rate Loans] [converted into LIBOR Loans] [continued as LIBOR Loans].9

(iii)                 [The initial Interest Period for the Loans being [converted into] [continued as] LIBOR Loans pursuant to the Proposed [Conversion] [Continuation] shall be [one/two/three/six months].]10

The Borrower hereby certifies that the following statement is true both on and as of the date hereof and on and as of the effective date of the Proposed [Conversion] [Continuation]: no Default or Event of Default has or will have occurred and is continuing or would result from the Proposed [Conversion] [Continuation].

Very truly yours,

SELECTIVE INSURANCE GROUP, INC.

By:
Name:
Title:

9  Complete with the applicable bracketed language.

10 Include this clause in the case of a Proposed Conversion or Continuation involving a conversion of Base Rate Loans into, or continuation of, LIBOR Loans, and select the applicable Interest Period.

7

EXHIBIT C

COMPLIANCE CERTIFICATE

THIS COMPLIANCE CERTIFICATE (this “Certificate”) is delivered pursuant to the Credit Agreement, dated as of June 13, 2011 (the “Credit Agreement”), among Selective Insurance Group, Inc., a New Jersey corporation (the “Borrower”), the Lenders from time to time parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders.  Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit Agreement.

The undersigned hereby certifies that:

1.           He is a duly elected Financial Officer of the Borrower11.

2.           Enclosed with this Certificate are copies of the financial statements of the Borrower and its Subsidiaries as of _____________, and for the [________-month period] [year] then ended, required to be delivered under Section [5.1(a)][5.1(b)] of the Credit Agreement.  Such financial statements have been prepared in accordance with GAAP [(subject to the absence of notes required by GAAP and subject to normal year-end adjustments)]12  and fairly present the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the date indicated and the results of operation of the Borrower and its Subsidiaries on a consolidated basis for the period covered thereby.

3.           The undersigned has reviewed the terms of the Credit Agreement and has made, or caused to be made under the supervision of the undersigned, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.

4.           The examination described in paragraph 3 above did not disclose, and the undersigned has no knowledge of the existence of, any Default or Event of Default during or at the end of the accounting period covered by such financial statements or as of the date of this Certificate. [, except as set forth below.

Describe here or in a separate attachment any exceptions to paragraph 4 above by listing, in reasonable detail, the nature of the Default or Event of Default, the period during which it existed and the action that the Borrower has taken or proposes to take with respect thereto.]

5.           Attached to this Certificate as Attachment A is a covenant compliance worksheet reflecting the computation of the financial covenants set forth in Article VI of the Credit Agreement as of the last day of and for the period covered by the financial statements enclosed herewith.

11 The certificate should be given by an officer of the entity (Borrower) consistent with the level of consolidation reflected in the financial statements delivered at closing.
12 Insert in the case of quarterly financial statements.

8

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the _______ day of _____________, ____.

SELECTIVE INSURANCE GROUP, INC.

By:
Name:
Title:

9

ATTACHMENT A

COVENANT COMPLIANCE WORKSHEET

A.           Minimum Consolidated Net Worth
(Section 6.1 of the Credit Agreement)

(1)	Base for calculating Consolidated Net Worth:			$770,000,000

(2)	(a)	Consolidated Net Income for each fiscal quarter (if positive):	$____________

	(b)	Net income adjustment: Multiply Line 2(a) by 50%		$____________

(3)	(a)
Aggregate increases in shareholders’ equity of the Borrower by reason of the issuance or sale of Capital Stock of the Borrower or any Subsidiary or other capital contributions realized or received after December 31, 2010.
$____________

	(b)	Equity securities adjustment: Multiply Line 3(a) by 50%		$____________

(4)	Required Minimum Consolidated Net Worth: Add Lines 1, 2(b) and 3(b)			$____________

(5)	Consolidated shareholders’ equity of the Borrower and its Subsidiaries as of such date, determined in accordance with GAAP, excluding any Disqualified Capital Stock (except to the extent deducted in determining such consolidated shareholders’ equity)			$____________

i

B.           Maximum Consolidated Debt to Total Capitalization
(Section 6.2 of the Credit Agreement)

(1)	Indebtedness as of the date of determination, determined on a consolidated basis in accordance with GAAP:

	(a)	All indebtedness and obligations for borrowed money or in respect of loans or advances of any kind	$____________

	(b)	All obligations evidenced by notes, bonds, debentures or similar instruments	$____________

	(c)	All reimbursement obligations with respect to surety bonds, letters of credit and bankers’ acceptances (in each case, whether or not drawn or matured and in the stated amount thereof)	$____________

	(d)	All obligations to pay the deferred purchase price of property or services	$____________

	(e)	All indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired	$____________

	(f)	All obligations as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital leases, to the extent such obligations are required to be so recorded	$____________

(g)
All Disqualified Capital Stock issued, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock)
$____________

	(h)	The net termination obligations under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date	$____________

	(i)	All Contingent Obligations	$____________

(j)
All indebtedness referred to in clauses (a) through (i) above secured by any Lien on any property or asset owned or held regardless of whether the indebtedness secured thereby shall have been assumed by the Borrower or is nonrecourse to the credit of the Borrower
$____________

	(k)	Total Indebtedness as of the date of determination: Add Lines 1(a) through 1(j)		$____________

(2)	Exclusions from Consolidated Indebtedness:

(a)
Reimbursement obligations in respect of any letters of credit issued for the benefit of any Insurance Subsidiary or the Borrower in the ordinary course of its business, but only in each case to the extent such letters of credit (A) are not drawn upon and (B) are collateralized by cash or Cash Equivalents
$____________

(b)
Surplus notes or intercompany loans issued for the benefit of any Insurance Subsidiary or the Borrower in the ordinary course of its business; provided that, notwithstanding the foregoing, FLHB Indebtedness shall be included in Consolidated Indebtedness
$____________

(c)
Obligations of the Borrower or any of its Subsidiaries under any Hybrid Equity Securities to the extent that the total book value of such Hybrid Equity Securities does not exceed 15% of Consolidated Total Capital
$____________

	(d)	Aggregate Exclusions: Add Lines 2(a) through 2(c)		($___________)

(3)	Consolidated Indebtedness as of the date of determination: Subtract Line 2(d) from Line 1(k)			$____________

(4)	Consolidated Total Capital as of the date of determination:

	(a)	Consolidated Net Worth	$____________

	(b)	Consolidated Indebtedness (but excluding any Hybrid Equity Securities)	$____________

	(c)	Obligations of the Borrower and its Subsidiaries under any Hybrid Equity Securities	$____________

	(d)	Consolidated Total Capital Add Lines 4(a) through 4(c)		$____________

(5)	Consolidated Indebtedness to Consolidated Total Capital: Divide Line 3 by Line 4(d)13			____________

13 Under Section 6.2 of the Credit Agreement, the ratio of Consolidated Indebtedness to Consolidated Total Capital shall not be greater than 0.35 to 1.0 at any time.

C.           Minimum Combined Statutory Surplus
(Section 6.3 of the Credit Agreement)

(1)	Statutory Surplus of each Insurance Subsidiary (i.e., total amount shown as “surplus as regards policyholders” on line 35, page 3, column 1 of the Annual Statement of each such Insurance Subsidiary)

	(a)	Selective Insurance Company of America	$____________

	(b)	Selective Way Insurance Company	$____________

	(c)	Selective Auto Insurance Company of New Jersey	$____________

	(d)	Selective Insurance Company of South Carolina	$____________

	(e)	Selective Insurance Company of the Southeast	$____________

	(f)	Selective Insurance Company of New York	$____________

	(g)	Selective Insurance Company of New England	$____________

	(h)	Eliminations	($___________)

(2)	Combined Statutory Surplus: Add Lines 1(a) through 1(h)14			$___________

Eliminations (detail):

14 Under Section 6.3 of the Credit Agreement, the Combined Statutory Surplus shall be at all times an amount not less than $750,000,000 for the period from the Closing Date through the Maturity Date.

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

THIS ASSIGNMENT AND ASSUMPTION (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]15]

3.	Borrower:	Selective Insurance Group, Inc.

4.           Administrative Agent:  Wells Fargo Bank, National Association, as the Administrative Agent under the Credit Agreement.

15  Select as applicable.

2

5.           Credit Agreement:     Credit Agreement, dated as of June 13, 2011 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among the Borrower, certain lenders from time to time parties thereto (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders.

6.          Assigned Interest:

Aggregate Amount of Commitment / Loans3	Amount of Commitment / Loan Assigned16	Percentage Assigned of Commitment / Loan17
$	$		%
$	$		%
$	$		%

[7.         Trade Date:                 ______________]18

8.           Effective Date:           ______________ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

16  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
17  Set forth, to at least 9 decimals, as a percentage of the Commitment / Loans of all Lenders thereunder.
18  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

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The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]19 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

[Consented to:]20

SELECTIVE INSURANCE GROUP, INC.
as Borrower

By:
Name:
Title:

19  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
20  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Signature Page to Assignment and Assumption

ANNEX 1 to Assignment and Assumption

Credit Agreement, dated as of June [13], 2011, among Selective Insurance Group, Inc., as Borrower, certain Lenders from time to time parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent to the Lenders

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1         Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.        Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v)  attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including without limitation the documentation described in Section 2.17 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Credit Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic submission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

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EXHIBIT E

FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT (this “Lender Joinder Agreement”) is made this ____ day of ___________, 20__, by __________________, a _________________ (the “New Lender”).  Reference is made to the Credit Agreement, dated as of June 13, 2011, among Selective Insurance Group, Inc., a corporation organized under the laws of New Jersey (the “Borrower”), the Lenders named therein and Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”).  Terms defined in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

The New Lender hereby agrees as follows:

1.           Lender Joinder Agreement.  Subject to the terms and conditions hereof and of the Credit Agreement, the New Lender hereby agrees to become a Lender under the Credit Agreement with a Commitment of _______________ Dollars ($__________).  After giving effect to this Lender Joinder Agreement and the adjustments required under Section 2.20(d) of the Credit Agreement, the New Lender’s Commitment and the Loans assigned to the New Lender will be as set forth in Item 4 of Annex I attached hereto.  The New Lender agrees that all references in the Credit Documents to “Lender” or “Lenders” include the New Lender.

2.           New Lender Representations.  The New Lender (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements of the Borrower delivered to the Administrative Agent pursuant to the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Joinder Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (iii) appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf under the Credit Documents, and to exercise such powers and to perform such duties, as are specifically delegated to or required of the Administrative Agent by the terms thereof, together with such other powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender, (v) specifies as its address for payments and notices the office set forth beneath its name on its signature page hereto and (vi) agrees to furnish no later than the Effective Date (as defined below) any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including without limitation the documentation described in Section 2.17 of the Credit Agreement, duly completed and executed by the New Lender.

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3.           Effective Date.  Following the execution of this Lender Joinder Agreement by the New Lender, an executed original hereof, together with all attachments hereto, shall be delivered to the Administrative Agent.  The effective date of this Lender Joinder Agreement (the “Effective Date”) shall be the date of execution hereof by the Borrower, the Administrative Agent and the New Lender.  As of the Effective Date, the Lender shall be a party to the Credit Agreement and, to the extent provided in this Lender Joinder Agreement, shall have the rights and obligations of a Lender thereunder and under the other Credit Documents.

4.           Governing Law.  This Lender Joinder Agreement shall be governed by, and construed in accordance with, the law of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

5.           Entire Agreement.  This Lender Joinder Agreement, together with the Credit Agreement and the other Credit Documents, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings of the parties, verbal or written, relating to the subject matter hereof.  Except as expressly modified herein, the Credit Documents, as amended, are and remain in full force and effect.

6.           Successors and Assigns.  This Lender Joinder Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and assigns.

7.           Counterparts.  This Lender Joinder Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which shall together constitute one and the same instrument.

[signatures on following page]

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IN WITNESS WHEREOF, the parties have caused this Lender Joinder Agreement to be executed by their duly authorized officers as of the date first above written.

[Insert Name of New Lender]

By:
Name:
Title:

Accepted this ___ day of
_____________, 20___:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Consented and agreed to:

SELECTIVE INSURANCE GROUP, INC.

By:
Name:
Title:

Signature Page to Joinder Agreement

ANNEX I

1.             Borrower:  Selective Insurance Group, Inc.

2.             Name and Date of Credit Agreement:

Credit Agreement, dated as of June [13], 2011, among Selective Insurance Group, Inc., certain Lenders from time to time parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

3.             Date of Lender Joinder Agreement:  ___________, 20___

4.	Amounts (as of date of adjustment pursuant to Section 2.20(d) of the Credit Agreement):

Aggregate Amount of Commitment / Loans for all Lenders under Agreement	Amount of Commitment / Loans Assigned	Percentage Assigned of Commitment / Loans1
$	$	%

5.             Addresses for Payments and Notices:

New Lender:	For Funding/Notices:

Telecopy: (___) ________
Reference

1	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders made thereunder.

For Payments:

Telecopy: (___) ________
Reference:

6.	Effective Date: _______________, ______ (in accordance with Section 3).

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